UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12
STERIS plc
(Name of Registrant as Specified in its Charter)
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Proxy Statement
Notice of Annual Meeting of Shareholders
Tuesday, July 31, 2018
STERIS

STERIS plc

Rutherford House Stephensons Way, Chaddesden, Derby

England, DE21 6LY United Kingdom

To Our Shareholders:

The 2018 Annual General Meeting of Shareholders of STERIS plc will be held at 9:00 a.m. British Summer Time, on Tuesday, July 31, 2018 at 50 Stratton Street, London, England, WIJ 8LL United Kingdom. At the Annual General Meeting, shareholders will be asked to vote on a number of matters described in the Notice of 2018 Annual General Meeting of Shareholders, including the re-election of directors for terms expiring at the 2019 Annual General Meeting. We urge our shareholders to attend the meeting and to vote “FOR” for all proposals presented to shareholders and described in the Notice of 2018 Annual General Meeting of Shareholders.

The formal Notice of 2018 Annual General Meeting of Shareholders and the Proxy Statement containing information relative to the meeting follow this letter. We urge you to read the Proxy Statement carefully and assure that your shares will be voted by using one of the alternative methods of voting described in the Proxy Statement.

Please note that if you are a shareholder of record voting by proxy, your vote may not be counted unless it is received no later than 9:00 a.m. British Summer Time (4:00 a.m. Eastern Daylight Time), on Sunday, July 29, 2018.

Sincerely,

WALTER M ROSEBROUGH, JR.

President and Chief Executive Officer

JOHN P. WAREHAM

Chairman of the Board

STERIS plc

(a public limited company having its registered office at Rutherford House Stephensons

Way, Chaddesden, Derby, England, DE21 6LY United Kingdom, and incorporated in

England and Wales with company number 09257343)

NOTICE OF 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To the Holders of Ordinary Shares of STERIS plc:

The 2018 Annual General Meeting (the “Annual Meeting”) of shareholders of STERIS plc (the “Company”) will be held on Tuesday, July 31, 2018 at 9:00 a.m. (British Summer Time), at 50 Stratton Street, London, England WIJ 8LL, United Kingdom. At the Annual Meeting, you will be asked to consider and vote on resolutions 1 to 17 below.

Certain of the proposals shareholders of the Company will be asked to consider may not be familiar to them because, unlike many companies with shares traded on the New York Stock Exchange, we are incorporated under the laws of England and Wales and subject to the U.K. Companies Act 2006 (the “Act”). The Act obligates us to propose certain matters to shareholders for approval that would generally not be subject to periodic approval by shareholders of companies incorporated in the United States but are considered routine items for approval by shareholders of companies incorporated in England and Wales. Each of these proposals is described more fully below.

Proposal 1—Ordinary resolutions to elect directors of the Company:

1.	To re-elect Richard C. Breeden as a director of the Company.

2.	To re-elect Cynthia L. Feldmann as a director of the Company.

3.	To re-elect Dr. Jacqueline B. Kosecoff as a director of the Company.

4.	To re-elect David B. Lewis as a director of the Company.

5.	To re-elect Sir Duncan K. Nichol as a director of the Company.

6.	To re-elect Walter M Rosebrough, Jr. as a director of the Company.

7.	To re-elect Dr. Nirav R. Shah as a director of the Company.

8.	To re-elect Dr. Mohsen M. Sohi as a director of the Company.

9.	To re-elect Dr. Richard M. Steeves as a director of the Company.

10.	To re-elect Loyal W. Wilson as a director of the Company.

11.	To re-elect Dr. Michael B. Wood as a director of the Company.

Proposal 2—Ordinary resolution regarding ratification of independent registered public accounting firm:

12.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2019.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal 3—Ordinary resolution to appoint Ernst & Young LLP as our U.K. statutory auditor:

13.	To appoint Ernst & Young LLP as the Company’s U.K. statutory auditor under the Act to hold office until the conclusion of the Company’s next Annual General Meeting.

Proposal 4—Ordinary resolution regarding our U.K. statutory auditor’s remuneration:

14.	To authorize the Directors of the Company or the Audit Committee to determine the remuneration of Ernst & Young LLP as the Company’s U.K. statutory auditor.

Proposal 5—Advisory resolution (to be proposed as an ordinary resolution) on executive compensation:

15.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the disclosure rules of the U.S. Securities and Exchange Commission (the “SEC”), including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in the Company’s proxy statement dated June 12, 2018.

Proposal 6—Advisory resolution (to be proposed as an ordinary resolution) on the Director Remuneration Report:

16.	To approve, on a non-binding advisory basis, the Director Remuneration Report for the period ended March 31, 2018 contained within the Company’s U.K. annual report and accounts for the year ended March 31, 2018.

Proposal 7—Other business:

17.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Proposals 3 (resolution 13), 4 (resolution 14), and 6 (resolution 16) are items required to be approved by shareholders under the Act and generally do not have an analogous requirement under United States law.

OUR BOARD OF DIRECTORS CONSIDERS THAT ALL THE RESOLUTIONS TO BE PUT TO THE MEETING ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AS A WHOLE. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” FOR ALL RESOLUTIONS.

In accordance with our Amended Articles of Association (the “Articles”), all resolutions will be taken on a poll. Voting on a poll means that each share represented in person or by proxy will be counted in the vote.

All resolutions will be proposed as ordinary resolutions, which under applicable law means that such resolutions must be passed by a simple majority of the total voting rights of members who vote on such resolution, whether in person or by proxy (in the case of joint holders, the holder whose name appears first in the joint registry and who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders). Explanatory notes regarding each of the proposals (and related resolutions) are set out in the relevant sections of the accompanying proxy materials relating to such proposals. Only shareholders of record of Ordinary Shares at the close of business in New York on May 30, 2018 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with provisions of the Act and in accordance with our Articles, a shareholder of record is

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

entitled to appoint another person as his or her proxy (or in the case of a corporation which is a shareholder of record, a corporate representative) to exercise all or any of his or her rights to attend and to speak and vote at the Annual Meeting and to appoint more than one proxy in relation to the Annual Meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares). Such proxy need not be a shareholder of record. When you vote by telephone, through the Internet or by returning a completed proxy card, this proxy will be given to the Directors and employees of the Company and its affiliates.

Pursuant to the rules of the SEC, we provide access to our proxy materials through the Internet. As a result, on or before June 21, 2018, a Notice of Internet Availability of Proxy Materials will be mailed to shareholders as of the close of business on May 30, 2018 who are not included on our share register or who have not previously requested paper copies of the proxy materials. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all shareholders will be able to access the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials and in the proxy statement. These proxy materials will be available free of charge.

Please note that if you are a shareholder of record voting by proxy, your vote may not be counted unless it is received no later than 9:00 a.m. British Summer Time (4:00 a.m. Eastern Daylight Time) on Sunday, July 29, 2018.

The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the Act will be made available on the Company’s website as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.

By Order of the Board of Directors,

J. Adam Zangerle

Company Secretary

The Company’s registered office is at Rutherford House Stephensons Way, Chaddesden, Derby, England, DE21 6LY United Kingdom.

June 12, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on July 31, 2018. Our Proxy Statement for the Annual Meeting (which includes the notice of the Annual Meeting), the Annual Report to Shareholders (including the Company’s Annual Report on Form 10-K) for the fiscal year ended March 31, 2018 and the U.K. Annual Report and Accounts for the year ended March 31, 2018 are available at www.proxyvote.com if you are a shareholder of record. You can also view these materials in the “Online IR Kit” in the “Shareholder Resources” section of http://steris-ir.com.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as promptly as possible by telephone, through the Internet or by requesting a paper proxy card to complete, sign and return by mail. Details of the deadlines for when your vote(s) must be submitted are described subsequently. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

STERIS plc	Rutherford House Stephensons Way, Chaddesden, Derby, England, DE21 6LY United Kingdom www.steris.com

Annual Meeting of Shareholders

July 31, 2018—9:00 a.m. (British Summer Time)

PROXY STATEMENT

PROXY SUMMARY	1

GENERAL INFORMATION	5
Proxy Voting and Solicitation of Proxies	5
Voting	5
Combination	5
Votes Required to Adopt Proposals	6
Purposes of Annual Meeting	6

Proposal 1—RESOLUTIONS REGARDING THE ELECTION OF DIRECTORS	7
Nominees for Election as Directors	8

Proposal 2—RESOLUTION REGARDING RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	13

Proposal 3—RESOLUTION APPOINTING ERNST & YOUNG LLP AS THE COMPANY’S STATUTORY AUDITORS UNDER THE COMPANIES ACT 2006	14

Proposal 4—RESOLUTION TO AUTHORIZE THE BOARD OF DIRECTORS OR THE AUDIT COMMITTEE OF THE BOARD TO DETERMINE THE COMPANY’S U.K. STATUTORY AUDITOR’S REMUNERATION	15

Proposal 5—ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION	16

Proposal 6—ADVISORY RESOLUTION ON DIRECTOR REMUNERATION REPORT	17

Proposal 7—RESOLUTION TO TRANSACT SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING	18

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement    i

PROXY SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement or in the other documents being distributed or made available to shareholders in conjunction with this Proxy Statement, but does not contain all the information you should consider prior to casting your vote. Therefore, you should read this entire Proxy Statement carefully before voting.

General Information

Meeting Date:	July 31, 2018
Meeting Time:	9:00 a.m. (British Summer Time)
Meeting Location:	50 Stratton Street, London
England, WIJ 8LL United Kingdom
Record Date:	Close of business May 30, 2018
Stock Symbol:	STE
Exchange:	New York Stock Exchange
Shares Outstanding on Record Date:	84,619,273 ordinary shares
Registrar and Transfer Agent:	Computershare
Jurisdiction of Formation:	England and Wales
Year of Incorporation:	2014 (Predecessor 1985)
Public Company Since:	2015 (Predecessor 1992)
Corporate Website:	www.steris.com
Date Proxy Statement First Furnished to Shareholders:	On or about June 12, 2018

Financial and Operating Highlights

In fiscal 2018, we continued to execute our plans, as demonstrated by the following:

• As reported full year net income increased to $290.9 million, or $3.39 per diluted share, compared with $110.0 million, or $1.28 per diluted share, in the prior year.

•  Full year adjusted net income (see Appendix A) increased 10% to $355.6 million, or $4.15 per diluted share, compared with adjusted net income of $323.5 million, or $3.76 per diluted share, in fiscal 2017.(1)

• Net cash provided by operations for fiscal 2018 increased 8% to $457.6 million, compared with $424.1 million in fiscal 2017.
• Free cash flow (see Appendix A) for fiscal 2018 increased 15% to $294.3 million, compared with $256.0 million in the prior year.(1)
• We increased our dividend for the 12th consecutive year in the second quarter of fiscal 2018.
• The closing price of our ordinary shares reported on the New York Stock Exchange increased to $93.36 per share on March 29, 2018 from $69.46 per share on March 31, 2017.

(1)	Adjusted Net Income and Free Cash Flow, which are referenced in this Proxy Summary, are financial measures not prepared in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”). For a discussion of these non-GAAP financial measures refer to Appendix A for definitions and the reconciliation to the most directly comparable GAAP measures.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement    1

Proxy Summary: Governance Highlights

Governance Highlights

• Strong Board independence (all but one of our director nominees are independent);
• All members of the Audit, Compensation and Nominating and Governance Committees are independent;
• Annual election of directors;
• Board conducts annual self-evaluation;

•  Independent non-employee Chairman of the Board; if we do not have an independent Chairman, a lead independent director will preside over executive sessions of independent directors (which will occur at least every other regularly scheduled Board meeting);

• Non-employee director stock ownership guidelines;
• Officer stock ownership guidelines;
• Clawback policies applicable in specified situations to incentive compensation and equity awards;
• No hedging or pledging or short sales of our shares is permitted by our directors, officers or employees;
• Annual compensation risk assessment;
• No stockholder rights plan (Poison Pill);

Chief Executive Officer Compensation Highlights

Our Fiscal 2018 Compensation Programs Reward the Performance of Our President and Chief Executive Officer (our “CEO”). Our 2018 compensation programs are intended to reward our CEO for generating value for our stockholders, as demonstrated by the following:

• 82% of total compensation delivered to our CEO was variable;

•  100% of annual incentive compensation opportunity delivered to our CEO was tied to annual financial performance measures based on EBIT and Adjusted Free Cash Flow paying out an aggregate amount of $979,962 at 95% Target for fiscal 2018;

•  63% of variable LTIP opportunity was delivered to our CEO in the form of stock options, subject to an exercise price equal to 100% (110% beginning in fiscal 2019) of the closing price per share of our Ordinary Stock on the grant date and pro rata four-year vesting conditions; and

• 37% of variable LTIP opportunity was delivered to our CEO in the form of restricted stock, subject to pro rata four-year vesting conditions.

2    Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proxy Summary: Voting Proposals and Board Recommendations

Summary of Voting Proposals and Board Recommendations

Proposal Number	Proposal	Board Voting Recommendation
No. 1	To elect as directors the 11 nominees named in the Proxy Statement.	FOR each

Eleven of the incumbent directors have been nominated by the Board to stand for election as directors of the Company. Each nominee, if elected, will serve as a director for a term expiring at the next annual general meeting of shareholders and until his or her successor is duly elected and qualified.

No. 2	To ratify the appointment of Ernst & Young LLP as STERIS plc’s independent registered public accounting firm for the year ending March 31, 2019.	FOR

Our Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our books and records for the year ending March 31, 2019. Ernst & Young LLP has acted as our auditor since the Company was re-registered as a public limited company under the laws of England and Wales in November 2015 and previously served as auditor of STERIS Corporation for many years. We are offering shareholders the opportunity to ratify the appointment of our independent registered public accounting firm as a matter of good corporate governance practice.

No. 3	To appoint Ernst & Young LLP as the Company’s U.K. statutory auditor under the U.K. Companies Act of 2006 to serve as our U.K. statutory auditor until the next annual general meeting.	FOR

The U.K. Companies Act of 2006 (“Act”) requires that our U.K. statutory auditors be appointed at each general meeting of shareholders at which the Company’s annual report and accounts is presented to shareholders. Our Audit Committee has recommended that Ernst & Young LLP be appointed as our U.K. statutory auditor. Ernst & Young LLP has served as our statutory auditor since 2015. If this proposal is not approved by the shareholders, the Board may appoint the statutory auditor.

No. 4	To authorize the Directors of the Company or Audit Committee to determine the remuneration of Ernst & Young LLP as the Company’s U.K. statutory auditor.	FOR

Under the Act the remuneration of the auditor must be fixed by the shareholders at a general meeting or in such manner as they may determine thereat. This resolution authorizes our Board or Audit Committee to determine the remuneration.

No. 5

To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in the Company’s proxy statement dated June 12, 2018.

FOR

U.S. law requires that the shareholders periodically vote on a non-binding advisory basis on the compensation of our “named executive officers” as disclosed herein. Our shareholders have determined on a non-binding advisory basis that we should hold this vote every year and our Board has concurred with this vote as a matter of good corporate governance practice.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement    3

Proxy Summary: Voting Proposals and Board Recommendations

Proposal Number	Proposal	Board Voting Recommendation
No. 6

To approve, on a non-binding advisory basis, the Director Remuneration Report for the period ended March 31, 2018 contained within the Company’s U.K. annual report and accounts for the year ended March 31, 2018.

FOR

The Act requires that the shareholders vote annually on a non-binding advisory basis on the Director Remuneration Report contained within our U.K. annual report and accounts. The Board believes that the compensation programs and awards described in that Report serve to attract and retain qualified Directors, which in turn facilitates the fulfillment of Company financial and operating objectives.

No. 7	To transact such other business as may properly come before the Annual General Meeting or any adjournment or postponement thereof.	FOR

We are not aware of any other proposals that may come before the Annual General Meeting. This proposal authorizes the proxy holders to vote on any other business that may come before that meeting in their best judgement and to the extent permitted by applicable law.

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GENERAL INFORMATION

Proxy Voting and Solicitation of Proxies

This Proxy Statement was furnished on or about June 12, 2018, to the shareholders of STERIS plc (“STERIS” or the “Company”) of record as of the close of the stock transfer books on May 30, 2018. This Proxy Statement is provided in connection with the solicitation by the Board of Directors of proxies for the 2018 Annual General Meeting of Shareholders to be held at 9:00 a.m., British Summer Time, on Tuesday, July 31, 2018, at 50 Stratton Street, London, England, WIJ 8LL, United Kingdom. The cost of soliciting the proxies will be borne by the Company. Directors, officers, and designated employees of the Company and affiliates may solicit proxies in person, by mail, by telephone, fax, or e-mail. They will not receive any additional compensation for these activities. STERIS has engaged a professional proxy solicitation firm, Georgeson LLC (“Georgeson”), to assist in tracking voting with brokers, banks and other institutional holders. The Company will pay Georgeson a fee of approximately $12,500 for these services. Additional shareholder meeting services may be contracted for additional fees.

As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are making this Proxy Statement, our 2018 Annual Report to shareholders, which includes STERIS’s Annual Report on Form 10-K (sometimes referred to as “Annual Report”), and our 2018 U.K. Annual Report and Accounts (sometimes referred to as the “U.K. Annual Report”) available at www.proxyvote.com. If you received a Notice regarding this availability, the Notice instructs you how to access and review the Proxy Statement, the Annual Report and our U.K. Annual Report, as well as the alternative methods to vote your shares—over the Internet, by telephone, or by mailing a completed form of proxy (if requested). If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.

If you received a printed copy of the proxy materials, the Company offers the opportunity to electronically receive future proxy statements and annual reports over the Internet. By using these services, you are not only able to access these materials more quickly, but you are also helping STERIS save resources and reduce printing and postage costs. Online services are available to our registered and beneficial shareholders who have active email accounts and Internet access. Registered shareholders maintain shares in their own names. Beneficial shareholders have shares held on their behalf by a bank or brokerage firm. Beneficial owners will need to complete the bank or brokerage firm process for requesting electronic delivery. If you have accounts with multiple banks and/or brokers, you will need to complete the process for each account. Upon completion of your enrollment, you will receive an email confirming your election to use the online services. Your enrollment in the online program will remain in effect as long as your account remains active or until you cancel your enrollment.

Voting

As of the record date set by the Board of Directors (May 30, 2018), the Company had 84,619,273 Ordinary Shares outstanding and entitled to vote at the 2018 Annual General Meeting, each of which is entitled to one vote.

Combination

On November 2, 2015, we completed our acquisition of Synergy Health plc (the “Combination”). Pursuant to the Combination, STERIS Corporation became a wholly-owned indirect subsidiary of the Company and Synergy Health plc became a wholly-owned

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement    5

General Information: Combination

subsidiary of the Company. References in this Proxy Statement to the actions of “the Company,” “us,” “we” or “STERIS” (or its Board of Directors, Committees of its Board of Directors, or any of its directors and/or officers) or any similar references relating to periods before the date of the Combination should be construed as references to the actions of STERIS Corporation (or, where appropriate, its Board of Directors, Committees of its Board or its Directors and/or officers) unless the context requires otherwise and such references relating to periods from and after the date of the Combination should be construed as references to the actions of STERIS plc (or, where appropriate, its Board of Directors, Committees of its Board or its Directors and/or officers) unless the context requires otherwise.

STERIS’s Annual Report to Shareholders, which includes STERIS’s Annual Report on Form 10-K, including consolidated financial statements for the year ended March 31, 2018, but excluding exhibits, and STERIS’s U.K. Annual Report and Accounts accompany this Proxy Statement. Requests for copies of exhibits to STERIS’s Annual Report on Form 10-K should be submitted to the Office of the Company Secretary, STERIS plc, Rutherford House Stephensons Way, Chaddesden, Derby, England, DE21 6LY United Kingdom. A nominal fee may be charged for Exhibits (which fee will be limited to the expenses we incur in providing you with the requested exhibits). STERIS’s Annual Report on Form 10-K, including exhibits, and STERIS’s U.K. Annual Report and Accounts, including Director Remuneration Report, are also available free of charge through our website in the “Online IR Kit” in the “Shareholder Resources” section of http://steris-ir.com. Nothing contained on or accessible through that website shall be deemed to be part of this Proxy Statement.

Votes Required to Adopt Proposals

Ordinary Shares represented by properly executed proxies will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted “FOR” for all the proposals contained in the foregoing Notice of 2018 Annual General Meeting of Shareholders.

Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. An abstention or a broker non-vote will have no effect with respect to the election of a director nominee. Each Director nominee will be elected if a majority of the votes cast are in favor of his or her election. The other proposals are proposed as ordinary resolutions requiring, assuming a quorum is present, a majority of the votes cast for passage. Consequently, an abstention or broker non-vote also will have no effect on the passage of any of these proposals as the abstention or broker non-vote will not be counted in determining the number of votes cast.

Shareholder votes will be tabulated by an independent inspector of elections for the Annual Meeting.

Purposes of Annual Meeting

The Annual Meeting has been called for the purposes set forth in the foregoing Notice of 2018 Annual General Meeting of Shareholders. The persons named in the accompanying proxy form have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote “FOR” for all proposals contained in the foregoing Notice of 2018 Annual General Meeting of Shareholders.

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PROPOSAL 1—RESOLUTIONS REGARDING THE ELECTION OF DIRECTORS

Eleven of the current members of our Board of Directors (the “Board”) have been nominated for and are standing for re-election at the Annual General Meeting of Shareholders. Mr. Wareham has notified the Company that he will not stand for re-election at the 2018 Annual General Meeting of Shareholders. The Nominating and Governance Committee recommended the eleven Directors for re-nomination to the full Board to serve for an additional term. All nominees for Director have consented to be named and have agreed to serve as Directors, if re-elected. We have no reason to believe that any of the nominees will not be available to serve as a Director. However, if any nominee should become unavailable to serve for any reason, the proxies will be voted for such substitute nominees as may be designated by the Board.

The term of each re-elected Director will expire at the next Annual General Meeting of Shareholders, and each Director will continue in office until the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation. Consistent with the terms of the Articles, the Board currently is authorized to have up to fifteen members. The Board currently has twelve Directors. All of those Directors, other than Mr. Wareham, have been nominated for re-election. Proxies cannot be voted for a greater number of Directors than the eleven nominees as identified in this Proxy Statement.

Each of the eleven nominees for Director will be elected by the vote of a majority of the votes cast with respect to such nominee, which means that the number of votes cast for a nominee must exceed the number of votes cast against that nominee. A shareholder may: (i) vote for the election of a nominee; (ii) vote against the election of a nominee; or (iii) abstain from voting for a nominee.

Unless a proxy contains instructions to the contrary, it is assumed that the proxy will be voted FOR the re-election of each nominee for Director named on the following pages.

STERIS values a number of attributes and criteria when identifying nominees to serve as a Director, including professional background, expertise, reputation for integrity, business, financial and management experience, leadership capabilities, time availability, and diversity. In addition to the specific experience and qualifications set forth below, we believe all of the nominees are individuals with a reputation for integrity, demonstrate strong leadership capabilities, and are able to work collaboratively to make contributions to the Board and Company.

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Proposal 1: Nominees for Election as Directors

Nominees for Election as Directors

Biographical and other background information concerning each nominee for Directors is set forth below. This information includes each nominee’s principal occupation as well as a discussion of the specific experience, qualifications, attributes, and skills of each nominee that led to the Board’s conclusion that such nominee should serve as a Director. Ages and other biographical information provided for all Directors are as of June 5, 2018. In addition, set forth below is the period during which each nominee has served as a Director of STERIS. For those persons who served as Directors or executives of STERIS Corporation immediately prior to the Combination, the specified period includes their periods of service as Directors or executives of STERIS Corporation, as STERIS plc’s predecessor. The information presented below has been confirmed by each nominee for purposes of its inclusion in this Proxy Statement.

Richard C. Breeden, age 68, director since April 2008, and Chairman and Chief Executive Officer of Breeden Capital Management LLC, a registered investment advisor, since 2005. Since 1996 he has also been Chairman of Richard C. Breeden & Co., LLC, a professional services firm providing consulting services. From time to time Mr. Breeden also handles asset distributions to victims of unlawful conduct, typically on behalf of U.S. Government agencies. Since late 2012, Mr. Breeden has served as Special Master on behalf of the U.S. Department of Justice to administer and distribute just over $4 billion in forfeited assets to victims of the fraud at Madoff Securities through the Madoff Victim Fund. Mr. Breeden is currently handling distributions of Fair Funds aggregating over $700 million for the SEC in cases involving British Petroleum’s disclosures involving the oil spill in the Gulf of Mexico, and J.P. Morgan’s disclosures involving the so-called “London Whale,” and a case involving certain mortgage backed securities sold by Citicorp. Mr. Breeden has previously handled asset distributions to victims of unlawful conduct at WorldCom, Enron, Adelphia, Royal Dutch Shell, and other companies. Mr. Breeden served as Chairman of the SEC from 1989 to 1993. Mr. Breeden currently also serves on the Standing Advisory Group of the Public Company Accounting Oversight Board.

Cynthia L. Feldmann, age 65, director since March 2005 and President and Founder of Jetty Lane Associates, a consulting firm, from December 2005 to December 2011. Ms. Feldmann is a retired certified public accountant with 27 years of experience in two large global accounting firms. From 2003 to 2005, Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP. From 1994 to 2002, Ms. Feldmann was a partner with KPMG LLP, primarily serving as Partner-in-Charge of its National Medical Technologies Practice. From 1975 to 1994, Ms. Feldmann was employed by Coopers & Lybrand (now PricewaterhouseCoopers LLP), and during that time was named Partner-in-Charge of its Life Sciences practice. Ms. Feldmann has a Bachelor of Science, Accounting, and holds a Master Professional Director Certification from the American College of Corporate Directors. From March 2012 to August 2016, Ms. Feldmann served as a director of HeartWare International, Inc. Ms. Feldmann served as a director of Hanger, Inc. until January 2018. Ms. Feldmann is a director of UFP Technologies, Inc.

Dr. Jacqueline B. Kosecoff, age 68, director since October 2003 and, since March 2012, Managing Partner, Moriah Partners, LLC, a private equity firm focused on health services and technology, and Senior Advisor to Warburg Pincus LLC, a private equity fund. She also has served as a member of the Executive Advisory Board of SAP America, Inc., a software and enterprise applications provider, from November 2010 through May, 2017. From October 2007 to November 2011, Dr. Kosecoff served as Chief Executive Officer of OptumRx (formerly named Prescriptions Solutions), a pharmacy benefits management company and subsidiary of UnitedHealth Group, and continued to serve as a senior advisor to OptumRx from December 2011 to February 2012. Dr. Kosecoff served as Chief Executive

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Proposal 1: Nominees for Election as Directors

Officer of Ovations Pharmacy Solutions, a UnitedHealth Group company, from December 2005 to October 2007. From July 2002 to December 2005, Dr. Kosecoff served as Executive Vice President, Specialty Companies, of PacifiCare Health Systems, Inc., one of the nation’s largest consumer health organizations. From 1998 to 2002, Dr. Kosecoff was President and Founder of Protocare, Inc., a firm involved in the development and testing of drugs, devices, biopharmaceutical and nutritional products, and consulting and analytic services. Dr. Kosecoff is a director of Sealed Air Corporation, athenahealth, Inc., and Houlihan Lokey.

David B. Lewis, age 73, director since July 2010 and of counsel with Lewis & Munday since August 1, 2014, a Detroit based law firm with offices in Washington, D.C. and New York, NY. He was a partner in the firm from its creation in 1972 to August 2014, specializing in the issuance of municipal bonds for states and local governments. He served as its President and Chief Executive Officer from 1972 to 1982 and its Chairman and Chief Executive Officer from 1982 to January 2011. He is a director of H&R Block, Inc. Previously, Mr. Lewis served on the Boards of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc., The Kroger Company, and Comerica, Inc. Mr. Lewis is a member of the committee which governs the UAW Retiree Medical Benefits Trust, a voluntary employee benefits trust which delivers medical/health benefits to retired employees of Fiat Chrysler, Ford, and General Motors and also chairs the audit subcommittee of the trust.

Sir Duncan K. Nichol, age 77, director since November 2015. In connection with the closing of the Combination in November 2015, Sir Duncan Nichol resigned as Chairman of Synergy Health plc, a provider of specialty outsourced services to healthcare related industries, a position he had held since June 2012. Sir Duncan Nichol also has served from November 2012 to the present as Chairman of the Countess of Chester NHS Trust, a general acute hospital, from 2004 to the present as a director of Deltex Medical Group plc, a medical technology company, and from 2009 to the present as a director of United Kingdom Accreditation Services, the national ISO standards accreditation and certification body. Sir Duncan Nichol was previously Chief Executive Officer of the NHS Management Executive between December 1989 and March 1994, and a director of the Christie NHS Foundation Trust between April 2008 and October 2012.

Walter M Rosebrough, Jr., age 64, director and President and Chief Executive Officer since October 2007. From February 2005 to September 2007, Mr. Rosebrough served as President and Chief Executive Officer of Coastal Hydraulics, Inc., a hydraulic and pneumatic systems company he purchased in 2005, and he continues to serve on its board of directors. Previously, Mr. Rosebrough spent nearly 20 years in the healthcare industry in various roles as a senior executive with Hill-Rom Holdings, Inc. (at the time, Hillenbrand Industries, Inc.), a worldwide provider of medical equipment and related services, including President and Chief Executive Officer of Support Systems International and President and Chief Executive Officer of Hill-Rom. Mr. Rosebrough is a director of Varex Imaging Corp.

Dr. Nirav R. Shah, age 46, director since May 2018. Dr. Shah began serving as Senior Scholar at the Clinical Excellence Research Center at Stanford University in May 2018. Previously Dr. Shah served as Commissioner of Health of the State of New York from January 2011 to May 2014 and as Senior Vice President and Chief Operating Officer for Clinical Operations for Kaiser Permanente Southern California from May 2014 to October 2017. Between October 2017 and May 2018, Dr. Shah was self-employed as a healthcare industry consultant.

Dr. Mohsen M. Sohi, age 59, director since July 2005, and since July 2012, Chief Executive Officer of Freudenberg and Co., a general multi-industry company serving industries that include automotive, medical, aerospace, oil and gas, and power generation and transmission. From July 2010 to

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Proposal 1: Nominees for Election as Directors

June 2012, Dr. Sohi served as Managing Partner of Freudenberg and Co. From March 2003 through June 2010, Dr. Sohi served as President and Chief Executive Officer of Freudenberg-NOK, a privately-held joint venture partnership between Freudenberg and NOK Corp. of Japan, one of the world’s largest producers of elastomeric seals and custom molded products for automotive and other applications. From January 2001 to March 2003, Dr. Sohi was with NCR Corporation, a leading global technology company, most recently as the Senior Vice President, Retail Solutions Division. Prior to NCR, Dr. Sohi was with Honeywell International Inc. and its pre-merger constituent, Allied Signal, Inc., providers of aerospace, automation and control solutions, specialty materials, and transportation systems, for 14 years, serving from July 2000 to January 2001 as President, Honeywell Electronic Materials. Dr. Sohi previously served as a director of Aviat Networks, Inc. (formerly known as Harris Stratex Networks, Inc.) from 2007 until January 2015 and Hayes Lemmerz International from 2004 until 2009. Mr. Sohi serves as a member of the Supervisory Board of ZF Friedrichschafen AG.

Dr. Richard Steeves, age 56, director since November 2015. In connection with the closing of the Combination in November 2015, Dr. Steeves resigned as Chief Executive Officer and director of Synergy Health plc, a provider of specialty outsourced services to the healthcare and related industries, a position he had held since 1992. Dr. Steeves also served as non-executive Chairman of Toumaz plc, a semiconductor company focusing on digital radio, connected audio and wireless healthcare, between September 2013 and May 2015. Mr. Steeves has served since January 2018 as a director of Gama Aviation plc, since July 2017 as Executive Chairman of Advanced Research Cryptography Ltd and since April 2018 as Nonexecutive Chairman of Future Health Works.

Loyal W. Wilson, age 70, director since 1987. In December 2016, Mr. Wilson retired as Founder and Senior Advisor of Primus Capital Partners, Inc., a private equity firm specializing in value added investments in growth oriented companies in the healthcare, software/technology and technology enabled business services industries with a specific focus in healthcare IT, healthcare services, financial technology, marketing technology, education technology and human capital management. Mr. Wilson served as a Managing Director of Primus Capital Partners, Inc. from its formation in 1994 to December 2016. Mr. Wilson formerly served as a Managing Partner of Primus Venture Partners, L.P. a venture capital and private equity firm which he founded in 1983.

Dr. Michael B. Wood, age 74, director since October 2004, and from August 2004 to the present a consultant orthopedic surgeon at the Mayo Clinic in Jacksonville, Florida and a Professor of Orthopedics at the Mayo Clinic College of Medicine. Dr. Wood served as President Emeritus of the Mayo Clinic Foundation from February 2003 until February 2004, and President and Chief Executive Officer of the Mayo Clinic Foundation from 1999 to 2003. The Mayo Clinic Foundation is a charitable, not-for-profit organization based in Rochester, Minnesota, and is the parent corporate entity of the Mayo Clinics in Minnesota, Florida and Arizona. Dr. Wood served as a director of Cubist Pharmaceuticals, Inc. until June 2014.

The Board of Directors believes that each of the director nominees has the necessary personal and professional ethics, integrity, experience, commitment, judgment, diversity of background, and other attributes to make them well qualified to serve as a director of STERIS, including the following:

•	Mr. Breeden’s experience as Chairman of the SEC, CEO of an investment advisory firm, and a director of several public companies; Mr. Breeden’s experience provides our Board with extensive managerial, governance and regulatory insights regarding issues facing public companies; as an investor, Mr. Breeden also provides valuable insight on issues such as shareholder return, executive compensation programs, and capital structure;

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Proposal 1: Nominees for Election as Directors

•	Ms. Feldmann’s experience as Partner-in-Charge of a national medical technologies practice and Life Sciences practice for leading public accounting firms and director of publicly traded companies; Ms. Feldmann’s overall experience and financial expertise supports the Board’s oversight of critical financial policy, reporting, and risk matters encountered by public companies;

•	Dr. Kosecoff’s experience as a Chief Executive Officer for a number of large healthcare organizations and a director of publicly traded companies; Dr. Kosecoff’s background provides our Board with extensive managerial, government and regulatory experiences, and insight in the healthcare industry;

•	Mr. Lewis’s many years of experience as a practicing attorney and as a director of several public companies, as well as his extensive experience with U.S. public company financial statements and financial reporting, including systems of internal accounting and financial controls, having served as audit committee chair of four other public companies; Mr. Lewis’s background provides our Board with an important perspective regarding legal, regulatory and financial issues (although he does not serve in a legal capacity or provide legal advice to STERIS or our Board);

•	Sir Duncan Nichol’s many years of experience with organizations in the healthcare field, including his tenure as Chief Executive Officer of the U.K. National Health Service; Sir Duncan Nichol provides the Board a unique perspective with respect to U.K. healthcare industry operations, management and regulatory matters;

•	Mr. Rosebrough’s experience as President and Chief Executive Officer for several corporations and many years of experience as a senior executive in the healthcare industry; Mr. Rosebrough leads the Company’s management team, assists the Board in its oversight of the Company and provides unique perspectives into the healthcare industry and our operations, direction and strategies;

•	Dr. Shah’s experience at one of the nation’s leading public health agencies and service as COO for Clinical Operations of one of America’s leading health care providers and not-for-profit health plans; Dr. Shah provides the Board with years of policy and regulatory experience, management experience in our industry and experience as a practicing physician, as well as a new area of focus in innovative models in healthcare;

•	Dr. Sohi’s experience as President and Chief Executive Officer of international industrial companies and international operating experience; Dr. Sohi provides our Board with substantial manufacturing, operational and international experience, which are important factors for the Board’s oversight and the Company’s strategies;

•	Dr. Steeves’s previous role as founder and former Chief Executive Officer of Synergy Health plc; Dr. Steeves provides the Board with extensive legacy business knowledge, as well as a strong technical and science background and knowledge of issues facing healthcare and medical device companies, particularly in the U.K. and Europe;

•	Mr. Wilson’s many years of experience as Managing Director of a private equity investment and management firm; Mr. Wilson provides valuable managerial, investment, and financial experience that support the Board’s oversight of management and issues generally facing operating companies; and

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Proposal 1: Nominees for Election as Directors

•	Dr. Wood’s experience as President and CEO of one of the most prestigious medical organizations in the world and as a director of the Institute for Healthcare Improvement; Dr. Wood provides the Board with the unique perspective of a user of medical instrumentation, as a surgeon, as well as hospital managerial experience as the former CEO of The Mayo Clinic Foundation.

THE MEMBERS OF OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE FOR THE ELECTION OF EACH OF RICHARD C. BREEDEN, CYNTHIA L. FELDMANN, DR. JACQUELINE B. KOSECOFF, DAVID B. LEWIS, SIR DUNCAN K. NICHOL, WALTER M ROSEBROUGH, JR., DR. NIRAV R. SHAH, DR. MOHSEN M. SOHI, DR. RICHARD STEEVES, LOYAL W. WILSON AND DR. MICHAEL B. WOOD.

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PROPOSAL 2—RESOLUTION REGARDING RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as STERIS’s independent registered public accounting firm for the fiscal year ending March 31, 2019. Ernst & Young LLP was first retained in 1989 as the independent registered public accounting firm of our predecessor entity, STERIS Corporation, and has served in that capacity for many years. The appointment was based upon the considerations described in the Section “Independent Registered Public Accounting Firm” that begins on page 28, including the evaluation described therein.

Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board and Audit Committee believe it appropriate as a matter of corporate governance policy to request that the shareholders ratify the appointment of the independent registered public accounting firm for the fiscal year ending March 31, 2019. If this proposal does not receive the affirmative vote of the holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting, the Audit Committee will reconsider the appointment.

We anticipate that the lead audit partner from Ernst & Young LLP will be present at the Annual Meeting. The lead audit partner (or other attending representative) will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any appropriate questions that may be submitted by shareholders at the Annual Meeting.

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING MARCH 31, 2019.

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PROPOSAL 3—RESOLUTION APPOINTING ERNST & YOUNG LLP AS THE COMPANY’S STATUTORY AUDITORS UNDER THE COMPANIES ACT 2006

Under the U.K. Companies Act 2006 (the “Act”), our U.K. statutory auditors must be appointed at each general meeting at which the annual report and accounts are presented to shareholders. Ernst & Young LLP has served as our statutory auditors since we re-registered as an English public limited company in November 2015. Our Audit Committee has recommended that Ernst & Young LLP be appointed as our U.K. statutory auditor. If this proposal does not receive the affirmative vote of the holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting, the Board may appoint an auditor to fill the vacancy.

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR U.K. STATUTORY AUDITORS UNDER THE COMPANIES ACT 2006 TO HOLD OFFICE FROM THE CONCLUSION OF THIS MEETING UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING.

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PROPOSAL 4—RESOLUTION TO AUTHORIZE THE BOARD OF DIRECTORS OR THE AUDIT COMMITTEE OF THE BOARD TO DETERMINE THE COMPANY’S U.K. STATUTORY AUDITOR REMUNERATION

Under the Act, the remuneration of our U.K. statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize our Board or the Audit Committee to determine Ernst & Young LLP’s remuneration as our U.K. statutory auditor. It is expected that the Board would delegate the authority to determine the remuneration of the U.K. statutory auditor for the Company’s fiscal year ending March 31, 2019 to the Audit Committee in accordance with the Board’s procedures and applicable law.

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS OR AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITOR REMUNERATION.

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PROPOSAL 5—ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We believe that our compensation policies and procedures are based on a pay-for-performance philosophy and are aligned with the long-term interests of our shareholders. However, to obtain the specific input of shareholders with respect to these policies and procedures in accordance with the provisions of the United States Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the United States Securities Exchange Act of 1934 (“Exchange Act”), the proposal described below provides shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation of our named executive officers.

This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to provide input to endorse or not endorse the compensation of the Company’s named executive officers. The Company’s predecessor corporation, STERIS Corporation, conducted say on pay votes every year beginning in 2010 and continuing through 2015. The Company conducted a say on pay vote in 2016 and 2017 and we expect to continue to hold our say on pay votes on an annual basis. We strongly encourage you to carefully review the Compensation Discussion and Analysis and compensation tables and narrative discussions and related material beginning on page 31 of this Proxy Statement. Thereafter, we request your input on the compensation of the Company’s named executive officers through your vote on the following resolution:

“Resolved, that the shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the tabular and narrative disclosures contained in the Company’s proxy statement dated June 12, 2018”

The non-binding resolution to approve the compensation of our named executive officers will be considered adopted if approved by the affirmative vote of the holders of a majority of the votes cast by shareholders represented in person or by proxy and entitled to vote thereon. Because your vote is advisory, it will not be binding upon the Board or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

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PROPOSAL 6—ADVISORY RESOLUTION ON DIRECTOR REMUNERATION REPORT

The Board believes that appropriate remuneration of Directors plays a vital part in helping to achieve the Company’s overall objectives and, accordingly and in compliance with the Act, we are providing shareholders with the opportunity to vote on an advisory resolution approving the Director Remuneration Report included in our U.K. Annual Report.

This proposal is similar to Proposal 5 regarding the compensation of our named executive officers presented to our shareholders. However, the Director Remuneration Report is concerned solely with the remuneration of our executive and non-executive Directors and is required under the Act.

We encourage shareholders to read the Director Remuneration Report as set forth in our U.K. Annual Report and to read the Director Remuneration Policy set forth in Appendix A to our 2016 Proxy Statement, which describes in detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives for our executive Director and to attract and retain high-quality non-executive Directors. Our 2016 Proxy Statement may be found on our website at http://steris-ir.com under “Financials,” “SEC Filings” and “Proxy Filings.” Additional information regarding the compensation of our executive Director and non-executive Directors can be found in the “Executive Compensation” and “Non-Employee Director Compensation” sections, respectively, of this Proxy Statement.

The Board believes that the policies and procedures articulated in the Director Remuneration Report are effective in achieving our compensation objectives for our executive Director, and serve to attract and retain high-quality non-executive Directors, and the design of our compensation program and the compensation awarded to our executive and non-executive Directors fulfills these objectives.

Because this vote is advisory, it will not be binding upon the Board or the Compensation or Nominating and Governance Committees, and payments made or promised to Directors will not have to be repaid, reduced, or withheld in the event that the resolution is not passed. The Board and the Compensation and Nominating and Governance Committees will review and consider the outcome of the vote in connection with the ongoing review of STERIS’s executive Director and non-executive Director compensation programs.

The Report of the Audit Committee is set forth at page 30 of this Proxy Statement.

OUR BOARD OF DIRECTORS, AFTER REVIEWING THE UNANIMOUS RECOMMENDATIONS OF THE COMPENSATION COMMITTEE AND NOMINATING AND GOVERNANCE COMMITTEE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADVISORY APPROVAL OF THE DIRECTOR REMUNERATION REPORT INCLUDED IN THE U.K. ANNUAL REPORT OF THE COMPANY.

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PROPOSAL 7—RESOLUTION TO TRANSACT SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING

The Board is not aware of any business to be acted upon at the Annual General Meeting other than that described in this Proxy Statement. If any other business comes before the Annual General Meeting or any adjournment or postponement thereof, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment with respect to such matters.

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UNLESS OTHERWISE SPECIFIED, THE PROXY HOLDERS WILL VOTE “FOR” FOR ALL

PROPOSALS.

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BOARD OF DIRECTORS INFORMATION

Board Meetings and Committees

Our Board of Directors met 6 times during the fiscal year ended March 31, 2018. The Board has four standing committees—the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Compliance Committee. Each committee has adopted a written charter that may be found at the “Corporate Governance” section of http://steris-ir.com. A copy of each charter will also be made available upon a request sent to the Company’s Secretary. From time to time, our Board may also establish various special committees.

AUDIT COMMITTEE

Mr. Lewis, Mr. Breeden, Ms. Feldmann, Dr. Sohi, and Mr. Wilson are the current members of the Audit Committee. The Audit Committee provides oversight relating to the integrity of the Company’s financial statements and effectiveness of the Company’s internal controls over financial reporting, including its systems of internal accounting and financial controls, the internal audit process, the annual independent audit of the Company’s annual financial statements, compliance with legal and regulatory requirements, and the qualifications and independence of the independent auditors as required by U.S. law under the Exchange Act. SEC rules provide that all members of the Audit Committee of a public company meet certain independence criteria. The Board has determined that Mr. Breeden, Ms. Feldmann, Mr. Lewis, Dr. Sohi and Mr. Wilson each meet the independence criteria for audit committee members and that all such members also are independent within the meaning of the NYSE listing standards, and are “financially literate” and have accounting or related financial expertise within the meaning of NYSE listing standards. The Board has further determined that each of Mr. Breeden, Ms. Feldmann, Mr. Lewis, Dr. Sohi and Mr. Wilson qualifies as an “audit committee financial expert” in accordance with Item 407(d)(5)(ii) of SEC Regulation S-K. Mr. Lewis, who is the Committee Chair, was determined to qualify as an audit committee financial expert as a result of the Board’s examination of his education, and other board and audit committee experiences. Mr. Lewis graduated from the University of Chicago, Booth School of Business with an MBA degree in Finance. He served as President and Chief Executive Officer of Lewis & Munday, a law firm he co-founded, from 1972 to 1982 and as its Chairman and Chief Executive Officer from 1982 to January 2011. In addition, Mr. Lewis has served on the audit committees of four other U.S. public companies, and as audit committee chair of all four of these other public companies. He also serves as Chair of the Audit Subcommittee of a voluntary employee benefits trust with $55 billion of assets.

The Audit Committee met 8 times during fiscal 2018. A copy of the Audit Committee’s charter may be found at the “Corporate Governance” section of http://steris-ir.com. A copy will also be made available upon a request sent to the Company’s Secretary.

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Board of Directors Information: Board Meetings and Committees

COMPENSATION COMMITTEE

Mr. Wilson, Dr. Kosecoff, Sir Duncan Nichol, Mr. Wareham and Dr. Wood are the current members of the Compensation Committee. SEC rules provide that only a person who meets certain independence criteria may serve on the compensation committee of a public company. The Board has determined that Dr. Kosecoff, Sir Duncan Nichol, Messrs. Wareham and Wilson, and Dr. Wood each meet those independence criteria for compensation committee members and that all such members are also independent within the meaning of the NYSE listing standards and SEC rules. None of the members of the Compensation Committee had any interlocking relationships with the Company, within the meaning of SEC rules.

The Compensation Committee is responsible for the Company’s general compensation philosophy for senior management, including approval of the compensation of the President and Chief Executive Officer and elements of other senior management compensation. The Compensation Committee’s approval is required for equity grants to the named executive officers and other executive officers and eligible employees under the Company’s 2006 Long-Term Equity Incentive Plan and for cash bonus payments to senior management under the Company’s Management Incentive Compensation Plan and Senior Executive Management Incentive Compensation Plan, as well as the maximum amount payable under all of the Company’s incentive compensation plans. In making these decisions, the Compensation Committee considers the recommendations of the President and Chief Executive Officer (with respect to other members of senior management) and the Committee’s compensation consultant. The Compensation Committee also may provide input and recommendations to the Nominating and Governance Committee regarding nonemployee Director compensation. The Compensation Committee is authorized to and has regularly retained independent compensation consultants to assist with the discharge of its responsibilities. A more detailed description of this process is located under “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 31.

The Compensation Committee met 6 times during fiscal 2018. A copy of the Compensation Committee’s charter may be found at the “Corporate Governance” section of http://steris-ir.com. A copy will also be made available upon a request sent to the Company’s Secretary.

NOMINATING AND GOVERNANCE COMMITTEE

Mr. Breeden, Dr. Kosecoff, Mr. Lewis, Sir Duncan Nichol, and Dr. Sohi are the current members of the Nominating and Governance Committee. The Board has determined that all members of the Nominating and Governance Committee are independent within the meaning of the NYSE listing standards. The Nominating and Governance Committee provides oversight relating to the administration of the Company’s policies, programs, and procedures with respect to: senior management succession planning and other management and organizational development activities; the identification and recommendation of individuals for consideration to become Board members, consistent with criteria approved by the Board; recommendations to the Board of director nominees for appointment or election to the Board of Directors; the development and recommendation to the Board of corporate governance principles applicable to the Board and the Company; overseeing the process for evaluation of governance matters generally, including Board, Board Committees, and CEO evaluations; evaluation of related person transactions and potential conflicts; evaluation of shareholder proposals; and compliance with the Board’s governance guidelines; and assessing and overseeing nonemployee Director compensation, and, with input of the Compensation Committee, making recommendations with respect to compensation of nonemployee Directors for approval by the Board.

The Nominating and Governance Committee met 4 times during fiscal 2018. A copy of the Nominating and Governance Committee’s charter may be found at the “Corporate Governance” section of http://steris-ir.com. A copy will also be made available upon a request sent to the Company’s Secretary.

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Board of Directors Information: Board Meetings and Committees

COMPLIANCE COMMITTEE

Mrs. Feldmann, Mr. Rosebrough, and Drs. Steeves and Wood are the current members of the Compliance Committee. The Compliance Committee provides oversight relating to matters of non-financial compliance, including legal, regulatory, and health, safety and environmental matters, compliance with applicable laws and regulations, and compliance programs and policies. The Compliance Committee met 4 times during fiscal 2018. A copy of the Compliance Committee’s charter may be found at the “Corporate Governance” section of http://steris-ir.com. A copy will also be made available upon a request sent to the Company’s Secretary.

Meetings

Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which he or she served while in office during fiscal 2018.

Summary Table of Standing Committee Members

The following table summarizes the membership of the Board’s standing Committees during fiscal 2018 and the Committee Chairs at the end of fiscal 2018:

Directors	Audit	Compensation	Compliance	Nominating and Governance
Richard C. Breeden
Cynthia L. Feldmann
Dr. Jacqueline Kosecoff		*	*
David B. Lewis
Sir Duncan K. Nichol				*
Walter M Rosebrough, Jr.
Dr. Mohsen M. Sohi
Dr. Richard M. Steeves
John P. Wareham
Loyal W. Wilson
Dr. Michael B. Wood

= Member

= Chairperson

* = Committee member during part of fiscal 2018

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Board of Directors Information: Board Meetings and Committees

The Board and Oversight of Risk

The Board has determined that the existing leadership structure, with Mr. Wareham serving as Chairman of the Board and Mr. Rosebrough serving as President and Chief Executive Officer, as well as a director, is currently the most efficient and effective structure for the Company. The Board believes that separation of the Chairman of the Board and CEO roles provides an effective balance between management and director participation in the Board process. The Board intends to appoint Dr. Mohsen Sohi as independent Chairman upon Mr. Wareham’s previously announced retirement at the time of the Annual General Meeting.

The Board of Directors and each of its standing Committees has oversight with respect to business risks identified by the Company or risks which the Directors may identify or consider based on their experience. Management of the Company is responsible for the operation of the business and the reasonable management of risks that may arise in the course of our business, and must provide the appropriate control environment, and procedures and programs to identify, detect, and reasonably manage risks encountered by the Company. While they do not conduct risk-related audits or implement risk-related procedures, the Board and its Committees endeavor to understand the Company’s strategies and drivers of success, engage in a constructive dialogue with management about potential risks and risk management, and monitor the Company’s internal control and compliance activities. For example: (1) the Audit Committee monitors internal controls and litigation; (2) the Compliance Committee monitors quality, regulatory and legal compliance risks; (3) the Compensation Committee provides risk oversight regarding the Company’s incentive and other compensation programs and practices; (4) the Nominating and Governance Committee provides oversight regarding potential conflicts, governance and succession risks; and (5) the Board provides oversight concerning the Company’s enterprise risk management process, which is our integrated, process-orientated, approach to managing key business risks. Each Committee also provides reports on risk oversight matters in its area of responsibility to the Board. In providing this oversight, the Board and Committees rely on information, opinions, reports or statements, including financial statements and other data prepared or presented by officers or employees of the Company, legal counsel, independent accountants, or other professional or expert advisors.

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Board of Directors Information: Governance Generally

Governance Generally

Our business is managed by our employees under the oversight of the Board of Directors. Except for Mr. Rosebrough, none of the Board members was an employee of the Company during fiscal 2018. The Board limits membership of the Audit Committee, Compensation Committee, and Nominating and Governance Committee to persons determined to be independent non-management directors.

The Board of Directors has established Governance Guidelines that, along with the charters of the Board committees, the Company’s Code of Business Conduct and the Director Code of Ethics, provide the framework for the governance of the Company. Our Director Code of Ethics, Governance Guidelines, Code of Business Conduct, Board Committee charters and other corporate governance information are available at the Corporate Governance section of http://steris-ir.com. Any shareholder also may request these items in print, without charge, by contacting the Company’s Secretary, c/o STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060.

The Board of Directors has charged the Nominating and Governance Committee with helping the Company to remain in the forefront of good corporate governance. The Nominating and Governance Committee is responsible for periodically reviewing and making recommendations to the Board of Directors in connection with the Company’s governance principles and practices.

Independence Standards

The Board believes that independent directors must comprise a substantial majority of the Board. It is expected that at least two-thirds of the Board should be independent. Under our Governance Guidelines, an independent director is one who meets the definition of independence as defined by NYSE listing requirements. A director will not be considered independent if he or she has a material relationship with the Company. Generally, the Board will not consider a director to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer, of the Company;

•	The director or an immediate family member has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (b) the director is a current employee of such firm; (c) the director has an immediate family member who is a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time;

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another entity where any of the present executive officers at the same time serves or served on that entity’s compensation committee;

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Board of Directors Information: Governance Generally

•	The director is a current employee, or an immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such entity’s consolidated gross revenues; or

•	The director is an executive officer of a charitable organization and, within the last three years, the Company’s charitable contributions in any year to the organization (exclusive of gift-match payments) exceed the greater of $1 million or two percent of the organization’s consolidated gross revenues.

Based upon the foregoing criteria, the Board of Directors determined that all of the following directors are independent within the meaning of NYSE listing requirements: Richard C. Breeden, Cynthia L. Feldmann, Dr. Jacqueline B. Kosecoff, David B. Lewis, Sir Duncan K. Nichol, Dr. Nirav R. Shah, Dr. Mohsen M. Sohi, Dr. Richard M. Steeves, John P. Wareham, Loyal W. Wilson, and Dr. Michael B. Wood. The Board of Directors also determined that each of the Compensation Committee members meets the additional requirements for independence required to be a member of the Compensation Committee under NYSE listing requirements and applicable law. The Board of Directors also has determined that each of the members of the Audit Committee meets the requirements for independence and financial literacy and possesses the accounting or related financial management expertise required to be a member of the Audit Committee under NYSE listing requirements and applicable law and is an audit committee financial expert as defined in SEC regulations.

Related Person Transactions

During fiscal 2018, we have not been a participant in, and there are not currently proposed, any related person transactions (within the meaning of, and required to be disclosed under, Item 404(a) of SEC Regulation S-K).

Our Director Code of Ethics provides that STERIS directors may not receive any loans, consulting fees, or other material personal profit or benefit in connection with any transaction involving STERIS, other than compensation, expense payments and committee fees as a director (or in the case of a director employed by the Company, compensation as an employee), as approved by the full Board. Other than such payments, a director must disclose to the Company’s General Counsel any transaction, or proposed transaction, between a STERIS entity and the director, a member of the director’s immediate family, or a business the director or an immediate family member owns, controls, or has a substantial interest in. Directors also may not have a personal or family financial interest in any STERIS supplier, customer, consultant, reseller or competitor that has a reasonable potential for causing a conflict of interest or divided loyalty, or resulting in material personal gain.

Our Code of Business Conduct for employees requires that relationships with third parties, as well as all business decisions, be based on what is required by law and in the best interests of STERIS, and not be motivated or influenced by personal considerations. This Code also requires that employees discuss with their supervisor or the STERIS Legal Department any activity that might create a conflict of interest, including personal financial interests that might reasonably affect their business judgment on behalf of the Company. Our Conflicts of Interest Policy also contains prohibitions with respect to conflicts of interest or transactions involving personal financial gain.

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Board of Directors Information: Governance Generally

In addition, our Board has adopted a policy with respect to related party transactions. In general, this policy requires that all transactions or proposed transactions between the Company and a related party that exceed $120,000 and in which the related party has a direct or indirect material interest, be disclosed to and ratified or approved by the Nominating and Governance Committee or by disinterested members of our full Board. Under this policy, related parties include all of our Directors and executive officers and their immediate family members, and entities owned (more than 5% ownership) by a Director, executive officer or their immediate family members. In fiscal year 2018, there were no related party transactions between us and related parties that required ratification or approval under this policy.

Governance Guidelines

Our Board adopted its Governance Guidelines to assist primarily with the proper management and governance of the activities of the Board. The following is a summary of those Guidelines. A complete copy of the Governance Guidelines may be found at the “Corporate Governance” section of http://steris-ir.com.

Term—There is no limitation on the number of terms a Director may serve. However, the Nominating and Governance Committee will not ordinarily recommend a nominee for election for a term beginning on or after the nominee’s 75th birthday unless it has determined that under the circumstances such nomination would be in the best interest of the Company and its shareholders. The Nominating and Governance Committee made this determination with respect to Sir Duncan K. Nichol for the 2018-2019 term.

Annual Meeting of Shareholders—The Board of Directors encourages all of its members to attend the Annual Meeting of Shareholders. All of the current Directors, other than newly elected Director Dr. Nirav R. Shah, attended the 2017 Annual Meeting of Shareholders in person.

Executive Sessions—The independent Directors of the Board will meet separately as a group at least every other regularly scheduled Board meeting. The Chairman or Lead Director (if the Chairman is not independent) will assume the chair of the meetings of independent Directors and assume such further tasks as set forth in the Governance Guidelines and as the independent Directors may determine from time to time. As indicated under “Independence Standards” above, the current Chairman has been determined to be independent.

Authority—Each member of the Board has complete and open access to management. Board members are expected to use their judgment so as to not distract management from the day-to-day operation of the Company. The Board and each Committee have the authority to obtain advice, reports or opinions from internal and external counsel and expert advisors and have the power to hire independent legal, finance and other advisors as they may deem necessary, without consulting with, or obtaining approval from, any officer in advance.

Board and Committee Evaluations—The Board has conducted self-evaluations as well as individual director evaluations to assess the effectiveness of the Board and its members. The Chairman (or Lead Director, if the Chairman is not independent) and the Nominating and Governance Committee coordinate these evaluations. The purpose of these self-evaluations is to increase the effectiveness of the Board and each Committee, as well as their individual members. Changes in Board committee structure, if any, are to be evaluated and recommended by the Nominating and Governance Committee, but require the concurrence of the full Board.

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Board of Directors Information: Governance Generally

Majority Voting—If an incumbent nominee for Director in an uncontested election does not receive the vote of at least the majority of the votes cast at any meeting for the election of Directors at which a quorum is present, and no successor has been elected at such meeting, the Director will promptly offer his or her resignation as a Director to the Board of Directors. A majority of votes cast for the purposes of this provision means that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast with respect to that director’s election.

The Nominating and Governance Committee will make a recommendation to the Board regarding whether to accept or reject the offered resignation or whether other action should be taken. The Board will consider the offer of resignation and disclose its decision regarding the offer and the rationale for its decision within 90 days from the date of the certification of the election results. If an incumbent Director’s offer of resignation is not accepted by the Board, such fact will be promptly communicated to the Director and such Director will continue to serve until a successor is duly elected, or such Director’s earlier resignation or removal.

If a director’s resignation is accepted by the Board then the resignation will be effective as of the date of acceptance, and the acceptance will be promptly communicated to the Director. If a Director’s resignation is accepted in the foregoing circumstances, or a director otherwise resigns or is removed or fails to be re-nominated, then the Board, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, pursuant to the Company’s Amended Articles of Association. If an election of directors is contested, a plurality voting standard shall apply to all directors.

New Director Orientation—All new Directors will be provided an orientation to acquaint them with the Company’s business, strategies, long-range plans, financial statements, the Governance Guidelines, and the Director Code of Ethics. New Directors will also be introduced to our senior management, internal auditor, and independent auditor. In addition, from time to time, Directors will receive information and updates on legal and regulatory changes that affect the Company, its employees and the operation of the Board. The Nominating and Governance Committee will from time to time make other recommendations regarding further educational opportunities for directors.

Attendance at Meetings—In order to effectively oversee management, all Directors are expected to attend Board meetings and meetings of committees of which they are members. Directors who attend less than 75% of Board meetings and meetings of committees of which they are members for two consecutive years will be subject to assessment by the Board to determine continued eligibility for directorship.

Shareholder Communications—Shareholders and other interested parties may communicate with the Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to the Company, c/o STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Secretary. Complaints regarding accounting, internal accounting controls, or auditing matters will be forwarded directly to the chairperson of the Audit Committee. All other communications will be provided to the individual Directors or group of Directors to whom they are addressed. Communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, solicitations, routine Customer matters, communications that do not relate, directly or indirectly, to our business and communications that relate to improper or irrelevant topics.

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Board of Directors Information: Governance Generally

Insider Trading Policy—Hedging and Pledging of Company Securities

The Company maintains an Insider Trading Policy which restricts activities in or relating to Company stock by Directors, executive officers and employees, and their respective related persons. These restrictions include advance clearance requirements for Directors, executive officers and certain other employees for all transactions as well as “blackout” provisions. In addition, the Policy imposes blanket prohibitions for Directors, executive officers, employees and their respective related persons on a number of types of transactions relating to Company stock, including short sales, option trading, hedging, and pledging (including margin purchases of Company stock).

STERIS Ethics Line

Employees have been instructed that if they have any questions or concerns about compliance with the Company’s Policies, applicable laws, or principles as outlined in the STERIS Code of Business Conduct, or are unsure of the “right thing” to do, they should talk with their supervisor, their local or Corporate Human Resources department personnel, STERIS’s Senior Vice President and Chief Compliance Officer, Internal Audit or the STERIS Legal Department, or submit a report to the STERIS Ethics Line. The STERIS Ethics Line does not replace other communication channels already in place. However, if employees have an issue regarding an ethics or compliance related matter, or believe they cannot communicate effectively using existing internal channels, they are instructed by the Code of Business Conduct to call the STERIS Ethics Line. Reports on the STERIS Ethics Line may be made anonymously and without reprisals for matters reported in good faith.

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Board of Directors Information: Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

Ernst & Young LLP was appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2018, by the Audit Committee of the Board of Directors in 2017. The lead audit partner from Ernst & Young LLP is expected to be present at the 2018 Annual General Meeting and will be given an opportunity to make a statement if so desired and to answer appropriate questions with respect to that firm’s audit of the Company’s financial statements and records for the fiscal year ended March 31, 2018.

During fiscal 2018, the Audit Committee regularly evaluated the services provided by Ernst & Young LLP. The Audit Committee discussed the services of Ernst & Young LLP privately with the Senior Vice President and Chief Financial Officer (“CFO”) and Vice President, Controller and Chief Accounting Officer (“Controller”) outside of the presence of the firm, separately with the Senior Vice President and Chief Compliance Officer outside the presence of the firm and the CFO and Controller, and with the firm outside the presence of the foregoing individuals. These discussions generally occurred at each regular Audit Committee meeting, as well as at other times.

As part of the independent registered public accounting firm appointment process for fiscal 2019, the Audit Committee conducted, with the assistance of an independent third party, a comprehensive formal evaluation of Ernst & Young LLP. The evaluation included an assessment of the following categories: quality of services provided; sufficiency of audit firm resources; communication and interaction; and independence, objectivity and professional skepticism. This evaluation was performed individually by each member of the Audit Committee. The Senior Vice President and Chief Financial Officer, the Vice President, Controller and Chief Accounting Officer, the Senior Vice President and Chief Compliance Officer (whose responsibilities include internal audit), and other members of management who regularly interacted with Ernst & Young LLP undertook a similar assessment and provided their evaluation of Ernst & Young LLP to the Audit Committee. The Audit Committee reviewed and discussed the evaluation responses from the Committee members and from management.

Also, as part of its annual independent auditor appointment process, the Audit Committee considers whether to rotate its independent registered public accounting firm. Ernst & Young LLP has been the Company’s independent registered public accounting firm of STERIS plc since 2016 (and was first retained by our predecessor entity, STERIS Corporation, for the 1989 fiscal year). Ernst & Young LLP rotates its lead audit partner every five years; the Audit Committee interviews candidates proposed by Ernst & Young LLP and selects the lead audit partner from the proposed candidates. There are significant benefits to having an independent registered public accounting firm with an extensive history with the Company. These include:

•	Higher quality audit work and accounting advice, due to Ernst & Young LLP’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and

•	Operational efficiencies and a resulting lower fee structure because of Ernst & Young LLP’s history and familiarity with our business.

The Audit Committee has adopted policies and procedures which are intended to control the non-audit or audit related services provided by Ernst & Young LLP and to monitor their continuing independence. Under these policies, the Audit Committee must pre-approve all services performed by Ernst & Young LLP. In addition, the Audit Committee may delegate authority to grant certain pre-approvals to a member of the Committee. Pre-approvals granted by a member of the Committee are reported to the full Audit Committee at its next regularly scheduled meeting.

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Board of Directors Information: Independent Registered Public Accounting Firm

The aggregate fees for professional services by Ernst & Young LLP for the Company for the fiscal years ended March 31, 2018 and March 31, 2017 were:

	Years Ended March 31,
	2018	2017
Type of Fees	(in thousands)
Audit Fees	$4,919	$6,402
Audit-Related Fees	2	32
Tax Fees	2,039	511
All Other Fees	0	0
Total	$6,960	$6,945

All of the services provided by Ernst & Young LLP in fiscal year 2018 were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures described above. In the above table, “Audit Fees” are fees paid to Ernst & Young LLP for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and in the Company’s U.K. Annual Report and review of financial statements included in Form 10-Qs, for the audit of the Company’s internal control over financial reporting and for services that are provided by the accountant in connection with statutory audits; “Audit-Related Fees” include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, benefit plan audits and access to technical research tools; and “Tax Fees” include fees for tax compliance, tax advice and tax planning.

The 2017 audit fees paid to Ernst & Young LLP were reflective of the incremental effort associated with the firm’s initial evaluation of the internal controls associated with the Combination. The 2018 audit fees are more reflective of a recurring audit effort. The 2018 tax fees paid to Ernst & Young LLP increased significantly as a result of management initiated tax advice and tax planning projects beneficial to the Company.

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Board of Directors Information: Report of the Audit Committee

Report of the Audit Committee

The Audit Committee has been established in accordance with the Exchange Act. The Board of Directors of the Company has adopted a written Audit Committee charter. A copy of the Audit Committee’s charter may be found at the “Corporate Governance” section of http://steris-ir.com. Based on the review and determination of the Board, members of the Audit Committee meet the financial literacy and independence criteria to serve on the audit committee of a public company. The Audit Committee met eight times during fiscal 2018 and holds executive sessions following each regular quarterly meeting.

The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 and U.K. Annual Report. The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to Auditing Standard No. 1301.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence. The Audit Committee has also concluded that Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 filed with the Securities and Exchange Commission.

The Audit Committee evaluated Ernst & Young LLP in connection with its consideration of the appointment of an independent registered public accounting firm in connection with its reappointment of the firm for fiscal 2019. Based upon the evaluation and considerations described in the Section “Independent Registered Public Accounting Firm” that begins on page 28, the Audit Committee recommends that the Company’s shareholders ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2019.

Other actions regularly undertaken by the Audit Committee during the fiscal year include: pre-review and discussion with management of Form 10-Qs filed by the Company with the SEC, pre-review and discussion with management of Company earnings releases, annual review of internal controls over financial reporting (ICFR), critical accounting policies and pronouncements (including the recently implemented revenue recognition standard) as well as other important financial accounting and reporting issues.

In addition, the Audit Committee, with the assistance of an independent third party, undertook a self-evaluation of its performance and effectiveness during fiscal 2018.

Audit Committee of the Board of Directors

David B. Lewis—Chair

Richard C. Breeden

Cynthia L. Feldmann

Dr. Mohsen M. Sohi

Loyal W. Wilson

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

COMPENSATION COMMITTEE OVERVIEW

The Compensation Committee of our Board of Directors, which we sometimes refer to in this Compensation Discussion and Analysis as the Committee, is responsible for approving the compensation, benefits and perquisites of the President and Chief Executive Officer (sometimes referred to herein as the CEO) and senior management, and our general compensation philosophy. The Committee also approves annual equity grants available under our equity incentive compensation plan for eligible employees, as well as cash bonus payments to senior management and the maximum amount payable under our annual cash bonus plans, based upon performance criteria established by the Committee under those plans. The Committee has regularly retained an independent compensation consultant to assist with its responsibilities. Each member of the Committee satisfied the independence standards of the SEC and NYSE.

On November 2, 2015, we completed the Combination with Synergy Health plc. References throughout this Compensation Discussion and Analysis to the Compensation Committee or Committee mean the Compensation Committee of STERIS Corporation in respect of periods prior to the Combination and the Compensation Committee of STERIS plc for periods from and after the Combination unless otherwise specified. References herein to the Board mean the Board of Directors of STERIS Corporation in respect of periods prior to the Combination and the Board of Directors of the Company in respect of periods from and after the Combination, unless otherwise specified. All references herein to the Company mean STERIS Corporation in respect of periods prior to the Combination and STERIS plc in respect of periods from and after the Combination unless otherwise specified.

Named Executive Officers

Our named executive officers for fiscal 2018, as shown in in the Fiscal 2018 Summary Compensation Table appearing on page 51, were as follows:

•	Walter M Rosebrough, Jr., President and CEO

•	Michael J. Tokich, Senior Vice President and CFO

•	Daniel A. Carestio, Senior Vice President, Sterilization & Disinfection

•	J. Adam Zangerle, Vice President, General Counsel and Secretary

•	Dr. Adrian Coward, Senior Vice President, Healthcare Specialty Services

In portions of the remainder of this Compensation Discussion and Analysis we will discuss compensation paid and awarded to our named executive officers and the basis for the decisions that were made with respect thereto.

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Executive Compensation: Compensation Discussion and Analysis

General Compensation Philosophy

Our management compensation programs are designed to align management’s interests with the long-term interests of shareholders and to support and promote the achievement of our goals and objectives by helping to recruit and retain executive talent required to successfully manage our business. Our management compensation programs also seek to align compensation with individual and Company performance to achieve the goals and objectives of the business by providing and balancing incentives for annual financial performance as well as the generation of long-term value, growth and profitability.

Our general compensation philosophy includes the following principles:

• Be performance based, with variable pay constituting a significant portion of total compensation,
• Create commonality of interest between our executives and shareholders by aligning realized compensation with changes in shareholder value,
• Focus on encouraging growth in the setting and attainment of our short- and long-term objectives,
• Reward our executives for long-term improvement in shareholder value,
• Attract, retain and motivate highly skilled executives,
• Build a strong talent base to reinforce our succession planning objectives,
• Be competitive with companies in our peer group,
• Maximize the financial efficiency of the overall program,
• Ensure that corporate governance practices and the impact of our say on pay proposals are upheld, and
• Avoid incentive compensation designs that may lead to excessive risk taking.

The Committee also believes that it must maintain flexibility in establishing compensation practices to allow it to address compensation trends, competitive issues, business needs, industry and the broader economic environment, and special situations that will be encountered in the recruitment, retention, and promotion of employees. Therefore, the compensation practices approved by the Committee will likely vary from year to year and from person to person, depending on the particular circumstances.

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Executive Compensation: Compensation Discussion and Analysis

Compensation Governance Practices

The Company maintains several best practices in compensation governance, some of which are summarized in the table below. A more detailed discussion of certain of these practices appears subsequently in the “Compensation Governance” section of this Compensation Discussion and Analysis and other of these practices are mentioned in other portions of this Proxy Statement.

What the Company Does	What the Company Doesn’t Do

•  Hold an annual say on pay advisory vote for shareholders.

•  Engage independent outside compensation consultants and utilize market and industry data to ensure we compensate fairly and competitively, but not excessively.

•  Mitigate undue risk-taking by using multiple performance metrics, imposing caps on payouts, employing clawback policies for annual incentive and equity awards, and performing annual compensation risk assessments.

•  Utilize only “double trigger” vesting of equity awards for change in control situations.

•  Provide multiyear vesting for equity awards.

•  Regularly review compensation, especially incentive design, to ensure continued alignment with company strategy and shareholder interests.

•  Set meaningful stock ownership guidelines for the Chief Executive Officer and other executives.

•  Use an appropriate mix of cash and non-cash compensation, with an emphasis on variable (at risk) compensation.

•  Provide employment agreements to U.S. executives.

•  Permit hedging or pledging or short sales of Company shares.

•  Reprice underwater stock options.

•  Provide discretionary accelerated vesting of equity awards.

•  Provide excessive benefits or perquisites to executives.

•  Provide gross-ups for Code Section 280G excise taxes that may be imposed on severance or similar payments made in connection with a change in control.

Consideration of 2017 Say on Pay Vote Results

The Committee reviewed the results of our 2017 “say on pay” vote, in which our named executive officer compensation was supported by more than 96% of the shares voted on the matter. After taking into consideration the strong support for our executive compensation program reflected in our annual say on pay vote results, the Committee decided to continue to apply the same philosophy, compensation objectives, and governing principles as it has used in recent years when making subsequent decisions or adopting subsequent policies regarding named executive officer compensation. Also, after taking into consideration this strong support, the Committee decided to continue using the same executive pay structure of base salary, cash bonus and a mix of restricted stock and options.

We also received comments that our equity award program could be enhanced by making modifications regarding performance based equity awards. After undertaking a lengthy review of

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Executive Compensation: Compensation Discussion and Analysis

potential performance based equity award designs, we decided to modify our stock option award program by granting stock options at premiums of 10% above grant date market value, beginning in fiscal 2019. Also beginning with fiscal 2019 awards, options will comprise at least 50% in value of each executive officer’s equity awards and will be at the 65% level for most named executive officers.

The Committee has solicited the input of our shareholders regarding our executive compensation program at every Annual Meeting since the 2010 Annual Meeting of Shareholders through a non-binding advisory “say on pay” proposal, and will continue to seek shareholder input on our executive compensation in accordance with the provisions of the Dodd-Frank Act, at the 2018 Annual General Meeting.

The following table shows the results of the “say on pay” vote by the Company’s shareholders (and the shareholders of STERIS Corporation in respect of periods prior to the Combination) for 2013 through 2017.

	2017	2016	2015	2014	2013
% of Shares voting on proposal in favor	96.30%	97.56%	98.46%	98.09%	98.82%
Votes for	71,343,570	57,679,692	49,918,601	49,825,554	49,716,839
Votes against	2,744,812	1,440,427	783,176	967,842	595,714
Abstentions	161,901	88,954	76,004	370,914	280,685
Broker non-votes	2,778,675	3,578,390	4,350,628	3,062,544	4,076,018

Recent Activity

Some of the recent executive compensation or related matters approved, decided, or supported by the Committee include:

•	Reviewing various types of potential performance based long-term equity award alternatives;

•	Approving a change in the pricing of stock option grants for executives, including the CEO, beginning with the 2019 fiscal year to require that option prices be 110% of grant date fair market value;

•	Reviewing and revising the Company’s peer group to improve benchmarking for compensation decisions;

•	Approving changes to the Company’s fiscal 2018 compensation arrangements for senior executives intended to enhance the Company’s U.S. tax benefits;

•	Amending and restating the Company’s Management Incentive Compensation Plan effective April 1, 2018 for the purpose of creating a single plan covering all members of management, including executive officers, eligible for incentive compensation;

•	Terminating the Company’s Senior Executive Management Incentive Compensation Plan effective for the fiscal year beginning April 1, 2018;

•	Selecting a new independent compensation consultant; and

•	Establishing and submitting to the shareholders for approval, in conjunction with the Company’s Nominating and Governance Committee, the Company’s first formal Director Remuneration Policy.

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Executive Compensation: Compensation Discussion and Analysis

Roles and Responsibilities

The roles and responsibilities of our Compensation Committee, Compensation Consultant, CEO and other members of management with respect to compensation decisions are discussed throughout this Proxy Statement and in particular within this Compensation Discussion and Analysis. This collaborative process is summarized below.

Responsible Party	Primary Role and Responsibilities Relating to Compensation Decisions
Compensation Committee (Composed solely of independent, non-employee Directors and reports to the Board)

•  Oversees our executive compensation program, policies and practices, taking into account business goals and strategies, legal and regulatory developments and evolving best practices;

•  Approves performance goals for purposes of compensation decisions for our named executive officers;

•  Conducts an annual evaluation of the CEO’s performance in consultation with the full Board and determines his compensation;

•  Reviews and approves the CEO’s recommendations for compensation for the other named executive officers and senior executives, making changes when deemed appropriate; and

•  Approves all changes to the composition of the peer group.

Independent Consultant to the Compensation Committee (FW Cook)

•  Provides the Compensation Committee with analysis and advice pertaining to CEO, executive compensation program design, including industry survey analysis, explanation of current and developing best practices and regulatory changes;

•  Recommends a relevant group of peer companies against which to benchmark the competitiveness and appropriateness of our CEO, executive and Director compensation;

•  Analyzes peer companies’ annual CEO and executive compensation to assist the Compensation Committee in determining the appropriateness and competitiveness of our CEO and executive compensation;

•  Reviews compensation disclosure materials;

•  Analyzes our compensation practices to assist the Compensation Committee in determining whether risks arising from such practices are reasonably likely to have a material adverse effect on the Company; and

•  Provides specific analysis and advice periodically as requested by the Compensation Committee.

Senior Management

•  The CEO recommends to the Compensation Committee annual compensation for the other named executive officers and senior executives based on his assessment of their performance;

•  Our CEO; Vice President, General Counsel and Company Secretary; and Vice President and Chief Human Resources Officer, and other staff attorneys, work with the Compensation Committee Chair to set agendas, prepare materials for Compensation Committee meetings, and generally attend meetings, as appropriate, and prepare meeting minutes; and

•  Our Senior Vice President and Chief Financial Officer also works with the Vice President and Chief Human Resources Officer in the preparation of some materials for Compensation Committee meetings.

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Executive Compensation: Compensation Discussion and Analysis

Compensation Consultant

Frederick W. Cook & Co., Inc. (“FW Cook”) has served as the Compensation Committee’s compensation consultant since November, 2016. For fiscal year 2018, as required by the NYSE listing standards, the Compensation Committee considered various independence factors and potential conflicts of interest with respect to the compensation consultant and found the compensation consultant to be independent and that no conflicts of interest existed.

Principal Components of Compensation for Named Executive Officers

For the named executive officers, our compensation program is designed to recruit and retain management and align compensation with individual and Company performance on both an annual and longer-term basis. In addition, compensation of our named executive officers is generally structured to provide a significant portion of the compensation opportunity on the basis of the long-term performance of STERIS stock, as well as business performance and other factors that influence shareholder value. Based on this general compensation philosophy, the Committee has established compensation for our named executive officers consisting of the following principal components:

Compensation Component	Description	Objectives
Base Salary	• Fixed compensation that is reviewed annually and is based on performance, experience, responsibilities, skill set and market value.	• Provide a base level of compensation that corresponds to the job function performed. • Attract, retain, reward and motivate qualified and experienced executives.
Annual Incentive Compensation

•  “At-risk” compensation earned based on performance measured against pre-established annual goals.

•  Goals are based upon Company-wide financial results as well as goals personal to the executive’s position.

• Incentivize executives to achieve annual goals that ultimately contribute to long-term Company growth and stockholder return.
Equity Compensation

•  “At-risk” compensation in the form of restricted stock awards whose value fluctuates according to stockholder value and stock options whose value is solely dependent upon increases in share price.

•  Award vests based on continued service.

•  Service requirements exceed market.

• Align executive interests with those of stockholders. • Reward continuous service with the Company. • Incentivize executives to achieve goals that drive Company performance over the long-term.
Other Benefits and Perquisites	• Broad-based benefits provided to Company employees (e.g., health and group insurance), a defined contribution plan and other personal benefits where appropriate.	• Provide a total compensation package that is competitive with the marketplace and addresses unique needs and special situations.

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Executive Compensation: Compensation Discussion and Analysis

The charts below illustrate the relative opportunities between fixed compensation, consisting of base salary, and variable compensation, consisting of bonus, stock options and restricted stock for fiscal 2018. The first chart shows the opportunity for the CEO and the second shows the average opportunities for the other named executive officers. Base salaries are those shown in the Fiscal 2018 Summary Compensation Table. Bonus amounts shown are for fiscal 2018. Values shown in the charts for restricted stock and stock option awards reflect the fair market value based upon the NYSE composite closing price and the grant date fair value under FASB ASC topic 718, respectively, as of the effective dates of grant. Differences in pay mix between the named executive officers are driven by market median pay levels that are used to determine named executive officer target pay opportunities, consistent with the Company’s pay philosophy and objectives, as well as other factors such as performance, experience and the complexity and responsibilities of the position.

Pay Mix of Named Executive Officers FY 2018

Amounts shown are based upon figures appearing in the Fiscal 2018 Summary Compensation Table that begins on page 51.

The realized value of variable compensation will depend upon actual Company performance.

Process for Determining Senior Management Compensation

In General

Senior management compensation is generally reviewed and established on an annual basis by the Committee. Our fiscal year ends on March 31. Therefore, Committee members typically begin the assessment of compensation for senior management near the end of the fiscal year. The Committee typically meets again early in the new fiscal year to evaluate the performance of the Company and our named executive officers, and based on that evaluation of Company performance and individual evaluations, to determine bonus amounts, if any, for the recently completed fiscal year, and finalize base salaries, set bonus criteria, and approve equity awards for senior management for the new fiscal year.

For fiscal year 2018, the Company’s compensation consultant assisted with the annual compensation reviews, providing historical and prospective views regarding total compensation for our executive officers. The consultant reports to the Committee for senior management compensation matters and is charged with providing the Committee with competitive pay data and compensation trends, analysis

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Executive Compensation: Compensation Discussion and Analysis

and recommendations. Base salaries, cash bonus levels, equity compensation, and total compensation of senior management are examined against data from multiple sources and surveys developed and provided by the consultant, as described below. The Committee targets the payment of base salaries, cash bonuses and equity compensation and total direct compensation within a general range of 10% above or below the market median of those components. Actual bonus payments and realized equity values will vary based upon Company performance. This is a guideline around which there is likely to be variation, depending on individual factors and business results. Factors used in the process of assessing and determining senior management compensation include individual and team performance, scope of responsibilities and accountability, competitive and other industry compensation data, special circumstances and expertise, business performance, and comparison with compensation of our other senior managers. The CEO also provides recommendations to the Committee for compensation adjustments for the other senior managers.

Peer Group and Survey Data

The Committee and the Committee’s compensation consultant review market data relating to compensation to help assess the compensation of our senior executives, including each of the named executive officers. This review includes the consultant’s analysis of proxy data from certain healthcare equipment and supply companies similar in size to the Company (see peer listing below), information derived from compensation surveys, including companies from healthcare and technology industries, and other executive compensation data maintained by the consultant. This data is adjusted by the consultant to reflect the Company’s relative size. Peer group data is used for executive pay benchmarking purposes for the Company’s CEO and CFO. The survey data also is utilized for executive pay benchmarking purposes for the Company’s CEO and CFO, as well as for all of the other named executive officers. The Committee evaluates this data with the assistance of its compensation consultant to develop for each executive position target ranges for base salary, incentive compensation (cash bonus), and long-term equity compensation, as well as total direct compensation. These target ranges reflect market median pay consistent with the Company’s pay philosophy. In the fourth quarter of fiscal year 2017, FW Cook reviewed with the Committee the peer group proposed to be used for executive pay benchmarking purposes for the Company’s CEO and CFO for fiscal year 2018. The compensation consultant regularly reviews the group with the Committee to ensure that the companies comprising the peer group continue to be appropriate. In selecting recommended peers, the compensation consultant focused on companies that are in the health care equipment and supply industries, markets reflective of the Company’s primary business and where we often compete for senior executive talent. Also, size measures considered to construct the peer group for fiscal year 2018 included the following:

•	Revenue between $1.0 billion and $6.0 billion

•	Operating income between $100 million and $1.1 billion

•	Market capitalization between $1.5 billion and $17.0 billion

No relative weighting was given to any one of these factors in determining peers. Rather, potential peer companies were included based on how well they met all of these factors. In constructing the peer group, the consultant also endeavored to obtain a median peer company that was reflective of the Company’s size as a result of the Combination.

As a result of this analysis, the consultant recommended that Alere, Inc., Edwards Lifesciences and St. Jude Medical be deleted from the peer group for fiscal 2018 and that The Cooper Companies, Inc.

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Executive Compensation: Compensation Discussion and Analysis

and Halyard Health, Inc. be added to generate the peer group comparison compensation data for the Committee for fiscal year 2018. These recommendations were approved by the Committee. As a consequence, the Company’s peer group for fiscal 2018 was comprised of the following:

• Bio-Rad Laboratories, Inc.	• Hill-Rom Holdings, Inc.	• ResMed Inc.
• Bruker Corporation	• Hologic Inc.	• Stericycle, Inc.
• The Cooper Companies, Inc.	• IDEXX Laboratories Inc.	• Teleflex Incorporated
• CR Bard, Inc.	• Patterson Companies, Inc.	• Varian Medical Systems Inc.
• Dentsply International Inc.	• PerkinElmer Inc.	• Waters Corporation
• Halyard Health, Inc.

All of the peer group companies operate businesses generally similar to STERIS and to varying degrees met the Company’s peer group size criteria. On balance, STERIS’s actual or projected financial and other criteria at December 31, 2016 generally fell within a reasonable range around the peer group’s medians in terms of annual revenue (STERIS: $2.6 billion or 55th percentile), market cap (STERIS: $5.7 billion or 38th percentile) and Operating Income (STERIS: $373 million or 49th percentile).

The following table, which is based upon information provided by FW Cook, shows the metrics and the rankings of the Company relative to its fiscal 2018 peer group in January 2017 when the fiscal 2018 peer group was selected:

	Revenues (Trailing Twelve Months)	Market Cap (12/31/2016)	Operating Income
Median	$2.27 billion	$7.10 billion	$379 million
Company	$2.59 billion	$5.70 billion	$373 million
Company Percentile Rank	55%	38%	49%

2018 Compensation Decisions

The Committee’s consideration of the primary elements of compensation (base salary, incentive compensation (cash bonus) and equity compensation) for all of the named executive officers is based upon a combination of common criteria and measures applicable to all of the officers, as well as individual goals and objectives applicable specifically to each officer. For fiscal 2018, the Committee considered and applied a number of common criteria and measures to evaluate the named executive officers, including:

• Consolidated Company as well as business unit financial performance;
• Prior individual performance and compensation;
• The complexity and scope of responsibilities of the officer’s position, as well as any changes in the officer’s role, responsibilities or duties;
• The officer’s overall experience as well as experience with STERIS;
• Market and survey data provided by the consultant;

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Executive Compensation: Compensation Discussion and Analysis

• In the case of the CEO, the Committee’s evaluation of his individual performance after receiving input from the other non-executive Directors; and
• In the case of the other named executive officers, the CEO’s assessments and recommendations regarding individual performance.

Individual goals and objectives varied for each named executive officer based on his area of responsibility. Although these goals and objectives are all considered important, they are not assigned any particular weight for incentive compensation purposes. In fiscal year 2018:

•  Mr. Rosebrough’s individual goals and objectives related to acquisitions and divestitures and integration, legal and regulatory compliance, Customer relations, quality, new product introduction, employee relations and retention, organizational development, safety performance, process improvement, investor relations, profit, cash flow, and ROIC.

•  Mr. Tokich’s individual goals and objectives related to financial reporting and compliance, working capital initiatives, investor relations, cost management, acquisitions and divestitures and integration, information technology initiatives, employee relations and retention, business strategy initiatives, profit, cash flow and ROIC, and safety performance.

•  Mr. Carestio’s individual goals and objectives related to acquisitions and divestitures and integration, regulatory compliance, business unit financial performance, business unit organizational leadership, Customer relations, employee relations and retention, new product introductions, quality leadership, profit, cash flow and ROIC, and safety performance.

•  Mr. Zangerle’s individual goals and objectives related to acquisitions and divestitures and integration, legal and regulatory compliance, Customer relations, employee relations and retention, cost of legal and regulatory compliance, and safety performance.

•  Dr. Coward’s individual goals and objectives related to acquisitions and divestitures and integration, regulatory compliance, business unit financial performance, business unit organizational leadership, Customer relations, employee relations and retention, new product introductions, quality leadership, profit, cash flow and ROIC, and safety performance.

As CEO, Mr. Rosebrough has the broadest complexity and scope of responsibilities, as he has oversight for all aspects of our operations. Our other named executive officers, as well as other senior managers, report directly to Mr. Rosebrough. As a result of these various factors, individual performance against these factors, the individual’s roles and scope of responsibilities, and the Company’s performance, each element of compensation will necessarily vary between the named executive officers.

The Committee believes that our underlying executive compensation program is appropriate to reflect annual financial performance as well as rewarding and motivating behaviors that can create long-term shareholder value. For fiscal year 2018, the Committee evaluated the performance of the named executive officers, applying in each case the common criteria and measures and individual goals and objectives described above, as well as the Company’s actual performance against the targeted financial performance for payment of the incentive compensation. As a result, the Committee approved the fiscal year 2018 compensation described in the following pages for each of the named executive officers.

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Executive Compensation: Compensation Discussion and Analysis

Base Salary:

The payment of base salary is not directly tied to achievement of pre-established financial goals. The Committee considers a number of factors in determining base salary, including previous individual performance, the consultant’s data regarding compensation trends and practices, base salaries paid by other medical device, hospital supply, and other public operating companies, the complexity and responsibility of the executive’s position, and the executive’s overall experience and achievements against objectives, as well as the general and industry market for executive talent. While the market median may serve as a general guideline, other factors such as experience, time in position, complexity of functions, competitive environment, special skills and past performance are also considered. The Committee believes that base salaries for executives with significant experience and strong past performance should generally fall within the range of plus or minus 10% of the market median for similar positions of public operating companies based on survey data. Based on these considerations and the Company’s fiscal year operating plan (including the Company’s planned merit increase budget), information from the consultant, and recommendations of the CEO with respect to compensation adjustments for the other named executive officers, the Committee determines the appropriate salary level for the named executive officers. Changes in salary levels are generally effective at the end of the first fiscal quarter or beginning of the second fiscal quarter. The Board of Directors also reviews the compensation actions of the Committee.

The CEO’s base salary was increased by $20,000 from $845,000 to $865,000, or approximately 2.4%, effective in the second quarter of fiscal 2018. His salary increase reflected the Committee and Board’s assessment of his individual performance, his salary increase recommendations for other senior executives, and the Company’s overall salary increase budget for executives and other associates. Data provided by the compensation consultant indicates that Mr. Rosebrough’s base salary continues to approximate the 25th percentile of peer companies and the market median for similar positions according to the survey data.

With respect to the other named executive officers, the Committee applied the common criteria and results of individual performance objectives described above under Executive Compensation Overview, including the evaluation and recommendation of the CEO regarding individual performance results as well as the survey data from the consultant, to assess base salaries for each officer. In addition, Mr. Carestio received a base salary increase in the latter portion of fiscal 2018 reflecting his assumption of additional responsibilities.

The following table reflects fiscal 2017 and 2018 base salaries of the named executive officers and the percentage increase in base salary of each named executive officer.

Name	Fiscal 2017 Base Salary	Fiscal 2018 Base Salary	Percentage Increase
Walter M Rosebrough, Jr.	840,000	859,616	2.3%
Michael J. Tokich	456,250	472,308	3.5%
Daniel A. Carestio	347,500	378,558	8.9%
J. Adam Zangerle	341,500	360,154	5.5%
Dr. Adrian Coward	393,225	407,835	3.7%

Annual Incentive Compensation (cash bonus):

The Company’s incentive compensation plans are generally designed to set target bonus opportunities to reflect the market median for comparable positions and to produce median cash bonus

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Executive Compensation: Compensation Discussion and Analysis

compensation if target results are achieved. Bonus opportunities also are structured to be sufficient to produce top quartile cash compensation when maximum goals are achieved. If threshold levels of performance are not exceeded, executives earn no bonus and their resulting compensation levels are in the bottom quartile. The foregoing performance to compensation relationships are all consistent with the Company’s pay-for-performance philosophy.

In fiscal 2018, all members of senior management who were executive officers of the Company at the beginning of the fiscal year, including all named executive officers, participated in the Company’s Senior Executive Management Incentive Compensation Plan (“SEMICP” or “Bonus Plan”). Also, in fiscal 2018 the Committee adopted a new maximum payment amount for the SEMICP based upon the financial metric “Adjusted Net Income”. Incentive compensation otherwise payable under the SEMICP for each executive was limited to the smallest of (i) a value equal to a specified percentage of the Company’s Adjusted Net Income for the fiscal year, (ii) two and one-half (2-1/2) times the participant’s annual base salary or (iii) two million five hundred thousand dollars ($2.5 million).

The specified percentage for Mr. Rosebrough was 1% of Adjusted Net Income and the specified percentage for all other participating executive officers was 0.5% of Adjusted Net Income. “Adjusted Net Income” was defined as the Company’s Net Income from continuing operations as reported in the Company’s Consolidated Statement of Income (“Income Statement”) for the Performance Period, adjusted as follows for those items specified by the respective amounts as reported in the Company’s Income Statement for the Performance Period: (i) add income tax expense, (ii) add interest expense, (iii) subtract interest income and miscellaneous expense, net, (iv) add depreciation, depletion, and amortization expense, (v) add goodwill impairment charges, (vi) add losses on the sale of businesses, (vii) subtract gains on the sale of businesses, and (viii) add restructuring charges, net.

Adjusted Net Income for fiscal 2018 was $597.7 million. As a result, each SEMICP participant was entitled under the threshold limitations described above to receive incentive compensation equal to a maximum of two and one-half (2  1⁄2) times the participant’s annual base salary.

The Committee also approved additional metrics for the SEMICP for fiscal 2018 participants. These additional metrics are described below and were essentially the same measures as those utilized by the Company in prior years. An individual’s annual incentive compensation target (target bonus level) was expressed as a percentage of base salary received. The incentive compensation target bonus level was based upon each participant’s level of responsibility.

Target bonus levels as a percentage of base salary for fiscal 2018 were as follows for each named executive officer:

Name	Fiscal 2018 Target Level
Walter M Rosebrough, Jr.	120%
Michael J. Tokich	70%
Daniel A. Carestio	60%
J. Adam Zangerle	60%
Dr. Adrian Coward	60%

For fiscal 2018, the target bonus for our CEO was increased from 110% to 120% of base salary, slightly below the median levels for target bonuses for CEOs of peer companies and 10% above the

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Executive Compensation: Compensation Discussion and Analysis

market median of survey data. His fiscal 2018 bonus was based on performance against full fiscal year 2018 financial objectives, and could range from 0% to 200% of his target bonus based on actual performance, with the Committee having discretion to modify Mr. Rosebrough’s bonus based upon performance against individual objectives. This discretion was not applied to his 2018 bonus (i.e., no individual adjustment was made).

Financial targets for the additional metrics were based on our operating plan financial metrics for the 2018 fiscal year, as reviewed with the Committee and approved by the Board. The Committee and the Board evaluate the annual operating plan and consider financial metrics important to shareholder value and that support the overall strength and success of the Company’s business. After consideration of the consultant’s compensation data, the recommendation of management, and approval of the Company’s operating plan, the Company financial performance metrics described below were identified and approved by the Committee to establish criteria for calculating bonus compensation targets under the Company’s incentive compensation plans.

Consistent with STERIS’s practices for the past several years, for fiscal year 2018 the Committee determined the applicable additional financial metrics and weighting to be:

•	75% weighting—earnings before interest and taxes (“EBIT”), and

•	25% weighting—free cash flow (which we define as cash flow from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles), excluding in each case the effect of amounts related to the following special items that the Committee considers not representative of ongoing operations: impairment and restructuring charges, goodwill impairment charges, amortization and impairment of purchased intangible assets, loss from fair value adjustment of acquisition related consideration, gains or losses on sales of assets outside the ordinary course of business, gain or loss on sales or divestiture of a subsidiary, costs associated with divestiture of discontinued operations, acquisition-related costs, and other special or one-time regulatory, tax, litigation, settlement, pension, benefit, or governmental charges, costs or expenses, and the effects of other such items. We chose the two metrics, EBIT and free cash flow, because we believe these two operating metrics are the most representative short-term measure of long-term shareholder value creation; we view EBIT as the key driver of our ultimate bottom line earnings and utilization of a free cash flow objective is intended to incent management to appropriately manage “non-income” cash/balance sheet items (in addition to earnings) like inventory, accounts receivable, accounts payable and capital spending.

Under the Bonus Plan, the fiscal year 2018 financial performance objectives were as follows: target performance for EBIT and free cash flow for 100% payout under the approved targets for the Bonus Plan for the year were $516.2 million and $297.2 million, respectively. The Bonus Plan also required a minimum EBIT of $461.2 million before any payment would be made under the Plan to any of the named executive officers; attainment of or below the minimum EBIT level would not result in any Plan payment. Free cash flow payout percentage was limited to the EBIT payout percentage until EBIT exceeded the target objective of $516.2 million, and a minimum free cash flow of $267.2 million was required before any payment could be made pursuant to the free cash flow metric. The maximum performance recognized and incentive compensation payable was capped at 200% of target performance. To achieve this performance level, EBIT of $561.2 million and free cash flow of $327.2 million would have been required.

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Executive Compensation: Compensation Discussion and Analysis

Actual financial performance against Plan criteria for fiscal year 2018 was EBIT of $403.5 million on a U.S. GAAP basis and free cash flow of $294.3. Actual financial performance against the Bonus Plan criteria for fiscal year 2018, as such criteria were adjusted for the special items discussed above, was EBIT of $513.4 million and free cash flow of $308.0 million. This performance resulted in a weighted aggregate performance achievement of 95% against targeted Plan criteria for the year. The following table shows the financial metrics for the year and Plan financial attainment percentages for the same period for named executive officers (these financial metrics are consistent with these adjusted metrics contained in the Company’s announcement of its financial results for its fiscal 2018 fourth quarter and full fiscal year):

Year Ending March 31, 2018
	0% Threshold	100% Target	200% Maximum	Weighting	Twelve Months Adjusted	Attainment %	Weighting Attainment
Total Company EBIT	$461.2	$516.2	$561.2	75.00%	$513.4	95	71.3%
Free Cash Flow	$267.2	$297.2	$327.2	25.00%	$308.0	95	23.7%
Total							95.0%

A reconciliation of the EBIT and free cash flow used to determine the targets and actual achievement for the year ending March 31, 2018 is provided below:

Year Ending March 31, 2018	Total Company EBIT - Actual (in millions)	Free Cash Flow - Actual (in millions)
Metric, as reported	$403.5	$294.3
Adjustments for comparability:
Gain on fair value adjustment and settlement of contingent consideration	(0.6)	—
Inventory and property “step up” to fair value	1.6	—
Amortization of acquired intangible assets	67.8	—
Acquisition related transaction and integration expenses	16.2	13.0
Net loss from divestitures	14.5	—
Impact of U.S. Tax Cuts and Jobs Act	10.3	8.2
Restructuring	0.1	—
Less: capital expenditure savings limit	—	(7.5)
Metric on comparable basis to target	$513.4	$308.0

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Executive Compensation: Compensation Discussion and Analysis

Following the end of the fiscal year, the Committee reviewed the incentive compensation plan terms and criteria and approved bonuses calculated using an aggregate 95% financial achievement level based upon the adjusted financial metrics described above. After also considering individual performance (including business unit performance where applicable) against the objectives for each named executive officer described above in the “2018 Compensation Decisions” section of this Compensation Discussion and Analysis, the following incentive compensation awards for fiscal year 2018 were approved:

•	CEO—payment of $979,962, based on performance against applicable plan criteria and personal goals and objectives for fiscal 2018 (95% of target bonus opportunity); and

•	4 other named executive officers—an aggregate payment of $1,079,029, based on performance against the applicable plan criteria and individual goals and objectives (individual bonuses ranged from 95% to 123.5% of target bonus opportunities).

Long-Term Equity Incentive Compensation:

Equity incentives are considered necessary to attract and retain employees critical to our continuing, long-term success, as well as providing employees significant alignment of interest with our shareholders. The Committee views nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units as a direct link between management and shareholders. Equity incentives are provided under the Company’s 2006 Long-Term Equity Incentive Plan (the “2006 Plan”). The 2006 Plan was initially approved by shareholders of STERIS Corporation in July of 2006. The Plan was amended and restated and assumed by the Company effective November 2, 2015 in conjunction with the Combination (and has since been further amended and restated by the shareholders). Also, in connection with the Combination, all outstanding awards under the 2006 Plan in respect of STERIS Corporation Common Shares were converted into equity awards for the same number of STERIS plc Ordinary Shares with the other terms and conditions of the awards remaining the same.

With respect to the amount and type of equity incentives provided to each recipient, the Committee generally considers its compensation consultant’s data regarding competitive trends and practices, the award recipient’s salary and level within our organization, the nature and complexity of the position, the recommendation of the CEO, and the Committee’s own evaluation of the performance of named executive officers, since the Committee members generally have an opportunity to observe their performance and have information on the level of past awards. The Committee ultimately decides the amount and mix of long-term compensation (stock options, stock appreciation rights, restricted shares, restricted share units and other types of equity awards) granted to each named executive officer, other corporate officers, and any other executives who report to the CEO, with input from the CEO.

For the past several years, long-term equity awards to each named executive officer have generally consisted of stock options and restricted stock. In keeping with the Company’s approach, the consultant has developed long-term equity awards guidelines for consideration by the CEO and Committee for senior management. The CEO and Committee also consider other factors in determining award mix, including retention concerns and the executive’s current equity holdings compared to the Officer Stock Ownership guideline requirements (discussed subsequently) for Company stock, since stock options do not count toward the Officer Stock Ownership guidelines.

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Executive Compensation: Compensation Discussion and Analysis

The consultant’s long-term equity guidelines place more emphasis on options than restricted stock. This is consistent with the Company’s pay-for-performance philosophy as all value earned through stock options is solely dependent upon an increase of our stock price, which reflects investors’ views on the Company’s financial performance and long-term prospects. The Committee believes that options provide a strong linkage to the Company’s performance because the executive benefits only if and to the extent the Company’s stock price increases and the vesting provisions help prevent executives from fully capitalizing on near-term increases in stock values. The 2006 Plan provisions prohibit stock options from being granted at option prices less than 100% of fair market value of the underlying shares on the grant date and prohibits options from being re-priced. Beginning in fiscal 2019, option prices for stock option awards will be fixed at 110% of the grant date fair market value of the underlying ordinary shares.

The Committee believes that the vesting requirements for Company equity awards are more restrictive than those required generally by other companies both in terms of the length of the vesting period (generally four years) and the use of cliff vesting for the majority of restricted stock awards. Restricted stock awards made to persons who have attained age 55 and have at least five years of service generally vest on a prorata basis over a four year period. Beginning with fiscal 2019 awards, restricted stock awards to persons who have at least twenty-five years of service also will generally vest on an annual prorata basis over a four year period. Restricted stock awards to most executive officers, including all named executive officers, made for fiscal 2018 also included an additional vesting requirement that Company Adjusted Net Income exceed $300 million. Unless this requirement was satisfied, all restricted stock subject thereto would have been forfeited. The Committee determined that the additional requirement has been satisfied. However, the restricted stock continues to be subject to the regular time-based vesting provisions.

The approval of long-term equity incentive compensation is typically made early in the fiscal year (April or May) and effective as of the day after the date of filing of the Company’s 10-K filing for its prior fiscal year. The compensation consultant provides survey data for long-term incentives, reflecting market median data and provides the Committee with equity award guidelines based upon this data. For these purposes, for fiscal 2018 awards the consultant used a $69.00 per share value based upon an analysis of the average daily closing price for the Company’s stock at various times during fiscal year 2017. This value and the other information were then used in determining the number of options and restricted shares to be awarded and values were not modified to reflect any subsequent increase or decrease in value of the Company’s stock as of the award approval date or effective date of the grant. This is consistent with the methodology used in previous fiscal years. The Compensation Committee has since adopted a new methodology. For fiscal year 2019, share values to be utilized for annual awards were determined shortly before the grant dated based upon Company share price averages over a predetermined period following the Company’s announcement of its fiscal year 2018 financial results.

The value of Mr. Rosebrough’s fiscal year 2018 equity grants was somewhat below the median of the peer group and survey data provided by the consultant. Because of market factors and the broader complexity and scope of responsibilities of his position, Mr. Rosebrough’s long-term equity compensation is greater than the other named executive officers.

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Executive Compensation: Compensation Discussion and Analysis

As part of its oversight of the long-term equity award program, the Committee and management annually review data from the consultant regarding the cost of the program in terms of “burn rate”, dilution (overhang) and aggregate equity cost. The Company’s total burn rate associated with fiscal 2018 equity awards, the three year average burn rate, and the P&L expense associated with the equity awards all approximate the peer group median. On balance, the Committee believes it has prudently managed the equity program in support of the shareholders interests.

Fiscal 2018 awards to the named executive officers under the 2006 Plan were as follows:

Name	Number of Restricted Shares	Number of Stock Options	Aggregate Award Fair Values
Walter M Rosebrough, Jr.	16,000	136,000	3,298,647
Michael J. Tokich	6,000	32,000	948,426
Daniel A. Carestio	5,500	18,000	697,264
J. Adam Zangerle	6,000	14,000	675,048
Dr. Adrian Coward	3,000	10,000	383,087

Benefit Programs and Perquisites:

Our named executive officers, other than Dr. Coward, are eligible to participate in a number of benefit programs, including health, disability and life insurance programs and a qualified 401(k) plan, all of which also are available generally to employees in the United States. Pursuant to the provisions of Dr. Coward’s Service Agreement and consistent with U.K. practice, Company affiliates made contributions on behalf of Dr. Coward for health insurance and life insurance and disability coverage, as well as pension contributions to a defined contribution pension plan maintained by Synergy Health. Because of changes in UK law, pension contributions on behalf of Dr. Coward have been reduced and he is receiving a pension allowance in lieu of the amount of the pension reduction. Named executive officers have no special retirement benefit arrangements such as supplemental retirement plans or excess or restoration retirement benefit plans.

At one time the Company maintained a nonqualified deferred compensation plan permitting named executive officers and other management employees to defer their compensation. Contributions under that plan have been frozen. None of the named executive officers are participants in that plan. The Company maintains no other retirement or deferred compensation arrangements for named executive officers.

Named executive officers and other senior employees may also participate in other benefit programs, including an employee relocation program and a Senior Executive Severance Plan (see page 58 for a description). The Senior Executive Severance Plan covers all of the named executive officers.

The Company has approved perquisites for a limited number of senior managers, including our named executive officers. Approved perquisites include a tax preparation/financial planning allowance and car allowance. Certain of our US based executive officers also are provided with Company paid U.K. tax preparation and U.K. tax advice services. The Committee has also approved club dues and limited personal use of private aircraft by the CEO. The values of these perquisites are included in the Fiscal 2018 Summary Compensation Table under “All Other Compensation” on page 51. These benefits are generally offered by the Company’s peers and other companies across various industries, and the Committee considers the value of these benefits to be relatively modest compared to the overall value of the compensation provided to officers.

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Executive Compensation: Compensation Discussion and Analysis

Agreements Regarding Named Executive Officer Compensation

The Committee reviews and approves, or makes recommendations to the Board to approve, any agreements with the named executive officers relating to compensation or separation payments. The Company (including its subsidiaries) has no employment agreements with U.S. executives. Dr. Adrian Coward, a U.K. resident, has a legacy Service Agreement with Synergy Health that was in force prior to the Combination and has since been continued and amended. The named executive officers are party to equity award agreements and covered by a Senior Executive Severance Plan and other plans described in the succeeding pages. These agreements and plans are discussed, in part, in the section of this Proxy Statement entitled “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.” The Committee believes that employment or other special agreements regarding senior management compensation for US-based executives should generally be limited to special circumstances.

Compensation Governance

We maintain several compensation governance best practices, some of which are summarized in the table that begins on page 33. A more detailed discussion of certain of these practices appears below and other of these practices are mentioned in other portions of this Proxy Statement.

Risk Assessment

The Committee has reviewed the Company’s employee compensation policies and practices and determined that the same are not reasonably likely to have a material adverse effect on the Company. This determination was based in part on a review of compensation practices and programs conducted by the Committee’s current compensation consultant, FW Cook, and by management, with risk being evaluated from several perspectives, including pay mix, award time horizons, award limitations including caps, metric structure, metric alignment with business strategy, payout cliffs, and other practices or policies that mitigate risk-taking. Other risk mitigating factors reviewed included clawbacks, stock ownership guidelines and stock retention policies, anti-hedging and pledging policies and equity grant practices, as well as more specific factors with respect to sales and service incentive plans.

Clawback and Related Provisions for Annual Incentive Compensation and 2006 Plan Equity Awards

The Company’s SEMICP and Management Incentive Compensation Plan (cash incentives) contain “clawback” provisions. Under these provisions, if the Company’s financial statements for any fiscal year are required to be restated due to material noncompliance with any financial reporting requirement as a result of intentional misconduct of a participant, the participant is required to forfeit or return, as applicable, at the request of the Board or Committee, all or a portion of the participant’s award. The amount to be recovered is the amount of the award in excess of that which would have been payable had the financial statements initially been filed as restated. The Company is entitled to obtain repayment by a variety of different methods.

The 2006 Plan (equity incentives) also contains forfeiture and recovery provisions for “Detrimental Conduct.” Detrimental Conduct includes acts of dishonesty intended to result in material personal gain or enrichment at the expense of the Company and other acts or conduct detrimental or prejudicial to the business, reputation, or other significant interest of the Company.

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Executive Compensation: Compensation Discussion and Analysis

Restrictions on Securities Transactions

The Company maintains an Insider Trading Policy which restricts activities in or relating to Company stock by Directors, executive officers and employees and their respective related persons. These restrictions include advance clearance requirements for Directors, executive officers and certain other employees for all transactions as well as “blackout” provisions. In addition, the Policy imposes blanket prohibitions for Directors, executive officers, employees and their respective related persons on a number of types of transactions involving Company stock, including short sales, option trading, hedging and pledging (including margin purchases of Company stock).

Officer Stock Ownership Guidelines

One of the primary objectives of the Company’s equity incentives is to build stock ownership among executives, thereby aligning their interests more closely with those of the shareholders. To reinforce this objective, the Committee first established stock ownership guidelines for senior managers of STERIS Corporation in 2006. The guidelines were subsequently revised on several occasions, most recently in March 2015. The Committee believes these revised guidelines further align the interests of senior management with those of the shareholders. Senior managers (including the named executive officers) are required to maintain a significant equity interest in the Company through ownership of stock that they acquire either with their own funds or through certain long-term incentive awards. The Committee believes that stock ownership helps create economic alignment with shareholders and is a factor in motivating our senior management to enhance shareholder value. Under the most recently revised guidelines, the stock ownership requirements are expressed as a multiple of salary rather than a fixed number of shares, as was previously the case. The Committee believes that this approach, which is consistent with the approach used in the Director Stock Ownership Guidelines, reflects prevailing market practices, and also has the benefit of adjusting for changing circumstances that should influence stockholding requirements. The following table outlines the required officer share ownership values at various levels within the Company, as defined by multiples of base salary for each officer:

Position:	Shareholding Requirements:
CEO	6 times base salary
CFO	4 times base salary
Senior Vice Presidents	3 times base salary
Corporate Vice Presidents	2 times base salary

The following share types are included under these guidelines (stock options do not count toward share ownership):

•	Shares purchased/owned outright;

•	Shares acquired from exercised stock options (but not unexercised options);

•	Shares purchased through the STERIS Corporation 401(k) plan; and/or

•	Unvested restricted shares and restricted shares that have vested.

From the time a senior manager achieves a position subject to these guidelines, he or she has a five-year period to attain the applicable shareholding requirements. Likewise, if an officer already subject to the guidelines is promoted to a position with higher shareholding requirements, he or she has a five-year period in which to satisfy the higher requirements. A steady increase in share ownership over the

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Executive Compensation: Compensation Discussion and Analysis

five-year period is encouraged, subject to hardship exceptions. If the share ownership guideline is not achieved within the applicable five-year period, the CEO or the Committee is authorized to take into consideration the facts and circumstances with respect to that failure and take whatever action he or they consider appropriate, including restricting or eliminating future equity awards to the particular officer. Based on the closing price of the Company’s Ordinary Shares on the NYSE on March 29, 2018 and base salaries in effect at that date, the CEO and all of the other named executive officers satisfied these guidelines.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to certain persons in excess of $1 million. Prior to the passage of the Tax Cuts and Jobs Act (“TCJA”), this disallowance was limited to any person who on the last day of the fiscal year was the Company’s chief executive officer or among the three highest compensated named executive officers (other than the chief executive officer and chief financial officer). The TCJA has expanded the persons to whom this disallowance may apply, to include, among others, the chief financial officer. Also, pre-TCJA certain compensation was specifically exempt from the deduction limit to the extent it was “performance based” as defined in Section 162(m). Incentive compensation payable under the SEMICP was intended to be performance based for these purposes. Similarly, stock options as well as certain other types of equity incentive compensation available under the 2006 Plan, including restricted stock issued to executive officers in fiscal 2018, also were intended to be exempt from the deduction limit. The Committee intends that all grants of stock option awards made in fiscal 2018 and prior tax years and restricted stock awards made to executive officers in fiscal 2018, as well as all incentive compensation awards made under the Company’s SEMICP for fiscal 2018 and prior fiscal years qualify as “performance based” for purposes of Section 162(m) of the Internal Revenue Code. However, because the “performance based” compensation exemption was repealed by the TCJA (with limited exceptions for certain compensation arrangements in place as of November 2, 2017), and because of the operation of Section 162(m), compensation granted by the Committee may not qualify as “performance based compensation” under certain circumstances. Therefore, the Committee cannot guarantee that such compensation will so qualify or ultimately will be deductible.

For fiscal 2019 and subsequent fiscal years the Company will take such actions as it considers appropriate to avail of applicable tax deductions. The Committee believes, however, that it must maintain the flexibility to take actions which it deems to be in the best interests of the Company, even though tax deductibility may be limited or unavailable.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in STERIS’s Annual Report on Form 10-K for the year ended March 31, 2018.

Compensation Committee of the Board of Directors.

Loyal W. Wilson – Chairman

Dr. Jacqueline B. Kosecoff

Sir Duncan K. Nichol

John P. Wareham

Dr. Michael B. Wood

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Executive Compensation: Compensation Committee Interlocks and Insider Participation

Compensation Committee Interlocks and Insider Participation

None of the members of the Board who served on the Compensation Committee during fiscal year 2018 was ever an officer or employee of the Company or of any of its subsidiaries, other than John P. Wareham, who currently is Chairman of the Board of the Company and a Vice President of one of the Company’s subsidiaries. Mr. Wareham is not an employee of the Company or the subsidiary. None of the members of the Board who served on the Compensation Committee during fiscal 2018 had any relationship requiring disclosure under any paragraph of Item 404 of SEC Regulation S-K.

Tabular and Other Executive Compensation Disclosure

The persons named in the below table are sometimes referred to in this Proxy Statement as the “named executive officers”.

FISCAL 2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Walter M Rosebrough, Jr.
President and Chief Executive Officer	2018	859,616	—	1,233,120	2,065,527	979,962	66,828	5,205,053
	2017	840,000	—	1,305,437	1,477,664	464,005	133,254	4,220,360
	2016	819,231	—	985,710	1,609,644	888,865	4,800,073	9,103,523
Michael J. Tokich
Senior Vice President and Chief Financial Officer	2018	472,308	—	462,420	486,006	345,493	29,068	1,795,295
	2017	456,250	—	606,564	394,605	180,244	75,389	1,713,052
	2016	423,077	—	475,860	290,026	321,327	2,944,800	4,455,090
Daniel A. Carestio
Senior Vice President, Sterilization & Disinfection	2018	378,558	—	423,885	273,379	215,778	34,171	1,325,771
	2017	347,500	—	383,460	197,302	137,257	51,846	1,117,365
	2016	319,131	—	339,900	116,010	207,754	880,439	1,863,234
J. Adam Zangerle
Vice President, General Counsel, and Secretary	2018	360,154	—	462,420	212,628	215,552	34,922	1,285,676
	2017	341,500	—	453,180	197,302	141,370	53,552	1,186,904
	2016	315,769	—	203,940	116,010	214,131	1,092,697	1,942,547
Dr. Adrian Coward(6)
Senior Vice President, Healthcare Specialty Services	2018	407,835	—	231,210	151,877	302,206	67,461	1,160,589
	2017	393,225	—	840,544	—	118,534	75,389	1,427,692
	—	—	—	—	—	—	—	—

(1)	Regular base salary.

(2)	The dollar amounts reflect the closing sales price per share of the Company’s stock on the New York Stock Exchange Composite Tape on the effective date of the grant. For a discussion of specific restricted stock awards granted in fiscal 2018, see “Grants of Plan-Based Awards in Fiscal 2018” below and the narrative discussion that follows. From the date of award of all shares of restricted stock described, the recipient can vote the restricted shares and will receive cash dividends at the same times and amounts per share as all other stockholders. For a discussion of specific awards of restricted stock granted in fiscal 2018, see “Grants of Plan-Based Awards in Fiscal 2018” below and the narrative discussion that follows.

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Executive Compensation: Tabular and Other Executive Compensation Disclosure

(3)	The dollar amounts reflect the grant date fair value under FASB ASC topic 718 for option awards. The aggregate grant date fair value of option awards is computed in accordance with FASB ASC Topic 718, utilizing assumptions discussed in the Notes to our financial statements in our Form 10-K for the fiscal years ended March 31, 2018, March 31, 2017 and March 31, 2016, as applicable. For a discussion of specific option awards granted in fiscal 2018, see “Grants of Plan-Based Awards in Fiscal 2018” below and the narrative discussion that follows.

(4)	The dollar amounts for fiscal 2018 represent incentive compensation paid under the Senior Executive Management Incentive Compensation Plan.

(5)	The dollar amounts for fiscal 2018 include for some or all of the named executive officers the following: auto allowance, tax preparation/financial planning allowance (including in the case of one named executive officer a catchup for prior underpayments), compensatory par value payment for restricted stock, other personal expense, and Company matching contribution to 401(k) plan for US based named executive officers, and, for Dr. Adrian Coward, contributions by Synergy to a group personal pension scheme maintained for certain Synergy employees who are permanent U.K. residents and for a pension allowance, in the aggregate amount of $40,783 for fiscal 2018. Amounts also include all costs of preparation of U.K. personal income tax returns and U.K. tax advice for certain US-based named executive officers. In addition, for Dr. Coward’s dollar amount includes private medical, life insurance and disability expense. In the case of Mr. Rosebrough, amounts also include fitness club dues and personal use of private aircraft utilized by the Company (the value of personal use of private aircraft was calculated based on the aggregate incremental cost of operating the aircraft). Except for the disclosed pension contribution and allowance for Dr. Coward for fiscal 2018, no individual item of “All Other Compensation” for any of the named executive officers exceeded $25,000.

(6)	Dollar amounts shown for payments made to or on behalf of Dr. Coward, excluding restricted stock and option awards, and restricted stock dividends, are calculated by averaging the average monthly dollar/pound exchange rates for the 12 months comprising the relevant fiscal year.

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Executive Compensation: Tabular and Other Executive Compensation Disclosure

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2018

Name	Grant Date		Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)		Maximum ($)
Walter M Rosebrough, Jr.
	5/30/2017	(2)	4/26/2017						16,000			1,233,120
	5/30/2017	(2)	4/26/2017							136,000	77.07	2,065,527
				0	1,031,539		2,063,078
Michael J. Tokich
	5/30/2017	(2)	4/26/2017						6,000			462,420
	5/30/2017	(2)	4/26/2017							32,000	77.07	486,006
				0	330,616		661,231
Daniel A. Carestio
	5/30/2017	(2)	4/26/2017						5,500			423,885
	5/30/2017	(2)	4/26/2017							18,000	77.07	273,379
				0	227,135		454,270
J. Adam Zangerle
	5/30/2017	(2)	4/26/2017						6,000			462,420
	5/30/2017	(2)	4/26/2017							14,000	77.07	212,628
				0	216,092		432,185
Dr. Adrian Coward
	5/30/2017	(2)	4/26/2017						3,000			231,210
	5/30/2017	(2)	4/26/2017							10,000	77.07	151,877
				0	244,701	(3)	489,401	(3)

(1)	Amounts shown in these columns represent the annual incentive compensation opportunity under the Bonus Plans for fiscal 2018 for each named executive officer. See “Compensation Discussion and Analysis—Principal Components of Compensation for Named Executive Officers—Annual Incentive Compensation (cash bonus)” above, for more detail regarding these amounts.

(2)	Restricted stock and stock option grants made as part of the annual long-term equity grant. All restricted stock and stock option awards were granted under the Company’s 2006 Long-Term Equity Incentive Plan.

(3)	Dollar amounts shown for Estimated Possible Payouts Under Non-Equity Incentive Plan Awards are calculated by averaging the average monthly dollar/pound exchange rates for the 12 months ending March 31, 2018.

NARRATIVE SUPPLEMENT TO THE FISCAL 2017 SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS IN FISCAL 2018 TABLE

Vesting Schedule

Stock option awards to employees generally vest and become nonforfeitable in increments of 25% per year over a four year period, with full vesting four years after the date of grant. Restricted stock awards to employee recipients generally cliff vest on the fourth anniversary of the grant date if the recipient remains in continuous employment through that date. However, employees who are grantees of restricted stock and have attained age 55 and been employed for at least 5 years at the time of the grant or meet these criteria during the term of the grant, will be subject to installment vesting rules over

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Executive Compensation: Tabular and Other Executive Compensation Disclosure

the four year period. Beginning with awards made in the 2019 fiscal year, restricted stock awards to employees with at least twenty-five years of service at the time of grant or who satisfy this requirement during the term of the grant also will be subject to installment vesting rules over the four year period. All outstanding unvested equity awards are subject to “double trigger” vesting and will not vest immediately upon a change of control unless the recipient does not receive a qualified replacement award. Stock options and restricted stock will vest immediately if the grantee dies while employed by the Company.

Forfeiture and Post-Employment Treatment

The unvested portion of a stock option award (and the right to acquire the underlying shares) is generally forfeited at termination of employment (unless employment terminates on account of death). The vested portion of a stock option award (and the right to acquire the underlying shares) is forfeited following termination of employment and expiration of the applicable post-employment exercise period and also may be forfeited in the case of a termination of employment for “Cause.” Unvested restricted stock is forfeited at termination of employment, unless employment terminates on account of death. Unvested equity awards are subject to “double trigger” vesting upon a change in control, as described above. See “Equity Incentive Plan” beginning on page 59 for additional information.

Dividends

Dividends are payable on restricted stock at the same times and in the same amounts as payable generally from time to time on our outstanding Shares.

Option Exercise Price

Options granted under our stock option plans for fiscal 2018 and prior fiscal years have an exercise price equal to the NYSE Composite Transaction Reporting System closing price of our Shares on the effective date of the grant, which may not be earlier than the approval date. Beginning with our May 2018 awards, stock option grants will have an exercise price of 110% of the NYSE Composite Transaction System closing price of our shares on the effective date of the grant, which may not be earlier than the approval date.

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Executive Compensation: Tabular and Other Executive Compensation Disclosure

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2018

	Option Awards					Stock Awards*
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Walter M Rosebrough, Jr.
	5/30/2012	18,000	0	29.94	5/30/2022
	5/31/2013	50,000	0	45.34	5/31/2023
	5/30/2014	89,250	29,750	53.52	5/30/2024
	8/10/2015	55,500	55,500	67.98	8/10/2025
	6/01/2016	28,085	84,255	69.72	6/01/2026
	5/30/2017	0	136,000	77.07	5/30/2027
						5/30/2014	4,250	396,780
						8/10/2015	7,250	676,860
						6/01/2016	14,043	1,311,054
						5/30/2017	16,000	1,493,760
Michael J. Tokich
	5/31/2011	14,500	0	36.09	5/31/2021
	5/30/2012	20,000	0	29.94	5/30/2022
	5/31/2013	22,000	0	45.34	5/31/2023
	5/30/2014	21,000	7,000	53.52	5/30/2024
	8/10/2015	10,000	10,000	67.98	8/10/2025
	6/01/2016	7,500	22,500	69.72	6/01/2026
	5/30/2017	0	32,000	77.07	5/30/2027
						5/30/2014	4,500	420,120
						8/10/2015	7,000	653,520
						6/01/2016	4,700	438,792
						6/01/2016	4,000	373,440
						5/31/2017	6,000	560,160
Daniel A. Carestio
	5/30/2014	5,250	1,750	53.52	5/30/2024
	8/10/2015	4,000	4,000	67.98	8/10/2025
	6/01/2016	3,750	11,250	69.72	6/01/2026
	5/30/2017	0	18,000	77.07	5/30/2027
						5/30/2014	4,000	373,440
						8/10/2015	5,000	466,800
						6/01/2016	2,500	233,400
						6/01/2016	3,000	280,080
						5/30/2017	5,500	513,480
J. Adam Zangerle
	5/31/2011	1,750	0	36.09	5/31/2021
	5/31/2013	6,000	0	45.34	5/31/2023
	5/30/2014	9,189	3,063	53.52	5/30/2024
	8/10/2015	4,000	4,000	67.98	8/10/2025
	6/01/2016	3,750	11,250	69.72	6/01/2026
	5/31/2017	0	14,000	77.07	5/30/2027
						5/30/2014	2,252	210,247
						8/10/2015	3,000	280,080
						6/01/2016	2,500	233,400
						6/01/2016	4,000	373,440
						5/31/2017	6,000	560,160
Dr. Adrian V. Coward
	5/30/2017	0	10,000	77.07	5/30/2027
						6/01/2016	6,028	562,774
						5/30/2017	3,000	280,080

(1)	Market Value is computed by multiplying the number of shares or units of stock by the NYSE Composite Transaction Reporting System closing price of STERIS’s ordinary shares on March 29, 2018 of $93.36 per share.

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Executive Compensation: Tabular and Other Executive Compensation Disclosure

The vesting schedule for each grant in the table on the prior page is shown below, based on the option or stock award grant date, as applicable.

Option Awards Vesting Schedule

Grant Date	Vesting Schedule
5/31/2011	25% exercisable on 5/31/2012, 5/31/2013, 5/31/2014 and 5/31/2015
5/30/2012	25% exercisable on 5/30/2013, 5/30/2014, 5/30/2015 and 5/30/2016
5/31/2013	25% exercisable on 5/31/2014, 5/31/2015, 5/31/2016 and 5/31/2017
5/30/2014	25% exercisable on 5/30/2015, 5/30/2016, 5/30/2017 and 5/30/2018
8/10/2015	25% exercisable on 5/28/2016, 5/28/2017, 5/28/2018 and 5/28/2019
6/01/2016	25% exercisable on 6/1/2017, 6/1/2018, 6/3/2019 and 6/1/2020
5/30/2017	25% exercisable on 5/30/2018, 5/30/2019, 6/1/2020, and 6/1/2021

Stock Awards Vesting Schedule

Grant Date	Vesting Schedule*
5/30/2014	100% on 5/30/2018 (Tokich, Zangerle and Carestio)
5/30/2014	25% on 6/1/2015, 25% on 5/30/2016, 25% on 5/30/2017 and 25% on 5/30/2018 under 55/5 Rule (Rosebrough)
8/10/2015	100% on 5/28/2019 (Tokich, Zangerle and Carestio)
8/10/2015	25% on 5/30/2016, 25% on 5/29/2017, 25% on 5/28/2018 and 25% on 5/28/2019 under 55/5 Rule (Rosebrough)
6/1/2016	100% on 6/1/2020 (Tokich (4,700), Zangerle (2,500) and Carestio (2,500))
6/1/2016	100% on 10/1/2019 (Tokich (4,000), Zangerle (4,000) and Carestio (3,000))
6/1/2016	50% on 10/02/2017 and 50% on 10/1/2019 (Dr. Coward)
6/1/2016	25% on 6/1/2017, 25% on 6/1/2018, 25% on 6/3/2019 and 25% on 6/1/2020 under 55/5 Rule (Rosebrough)
5/30/2017	100% on 6/1/2021 (Tokich, Zangerle, Carestio and Coward)
5/30/2017	25% on 5/30/2018, 25% on 5/30/2019, 25% on 6/1/2020 and 25% on 6/1/2021 under 55/5 Rule (Rosebrough)

*	All stock awards are restricted stock

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Executive Compensation: Tabular and Other Executive Compensation Disclosure

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Walter M Rosebrough, Jr.(3)
	0	0
			4,250	327,547
			3,625	279,379
			6,250	484,750
			4,681	371,016
Michael J. Tokich(4)
	11,000	661,430
	12,000	803,040
	13,600	674,424
	2,000	95,100
			7,000	542,920
Daniel A. Carestio(7)
	7,590	226,410
	2,530	88,854
			3,300	255,948
J. Adam Zangerle(6)
	1,750	90,842
	1,900	110,314
	3,000	138,390
	1,900	91,314
	3,150	164,335
			5,000	387,800
Dr. Adrian V. Coward(5)
	0	0
			6,028	535,286

(1)	Value realized on exercise equal to the difference between the market price of the option shares at exercise and the option exercise price, times the number of option shares being exercised.

(2)	Value realized based on the closing price of the shares on the date of vesting multiplied by the number of shares that vested on that date.

(3)	1,397 shares were withheld to cover the required tax withholding due on the vesting of the 4,250 restricted shares. These shares vested on May 30, 2017.

1,191 shares were withheld to cover the required tax withholding due on the vesting of the 3,625 restricted shares. These shares vested on May 30, 2017.

2,966 shares were withheld to cover the required tax withholding due on the vesting of the 6,250 restricted shares. These shares vested on May 31, 2017.

2,222 shares were withheld to cover the required tax withholding due on the vesting of the 4,681 restricted shares. These shares vested on June 1, 2017.

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Executive Compensation: Tabular and Other Executive Compensation Disclosure

(4)	2,918 shares were withheld to cover the required tax withholding due on the vesting of the 7,000 restricted shares. These shares vested on May 31, 2017.

(5)	2,731 shares were withheld to cover the required tax withholding due on the vesting of the 6,028 restricted shares. These shares vested on October 2, 2017.

(6)	1,643 shares were withheld to cover the required tax withholding due on the vesting of the 5,000 restricted shares. These shares vested on May 31, 2017.

(7)	1,085 shares were withheld to cover the required tax withholding due on the vesting of the 3,300 restricted shares. These shares vested on May 31, 2017.

Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

We maintain various contracts, agreements, plans, and arrangements (collectively, agreements) that may provide for payments or the provision of other benefits to executive officers following or in connection with any termination or constructive termination of employment or a change in control of the Company or change in an executive officer’s responsibilities. Some of these agreements are available generally to all of our salaried employees on the same basis as, and do not discriminate in scope, terms or operation in favor of, our executive officers. None of the named executive officers are covered by a Company maintained defined benefit pension plan or any other tax-qualified plan, other than in the case of Dr. Adrian Coward, a group personal pension scheme maintained by Synergy Health for certain employees who are permanent U.K. residents, and in the case of all other named executive officers, the STERIS Corporation 401(k) Plan. Both plans are defined contribution arrangements. The only other agreements concerning compensation to which any of the named executive officers are party or in which any of the named executive officers participate, that are not available generally to all our salaried employees, are described below.

Senior Executive Severance Plan

STERIS maintains a Senior Executive Severance Plan (“Senior Executive Severance Plan”). The Senior Executive Severance Plan covers all of the named executive officers (including the CEO) and certain other executives. Under the Senior Executive Severance Plan, a participant who terminates employment with the Company for Good Reason (as defined), or whose employment is terminated by the Company other than for Cause (as defined) will be entitled to severance benefits. Generally, severance benefits will consist of severance pay equal to the participant’s annual base salary, payable over twelve months, incentive compensation (bonus) for the fiscal year in which the termination occurs based upon financial targets achieved (and prorated to reflect the participant’s actual period of participation), and reimbursement for continuing medical and dental coverage for up to twelve months under the Company’s plans. Payment of severance benefits is contingent on the participant’s execution of a release of claims against the Company. The Senior Executive Severance Plan does not provide for any tax gross-ups with respect to severance benefits under any circumstances. If the termination is within one year after, or in specified circumstances within one year prior to, a Change in Control (as defined), the severance pay amount will equal two times the participant’s annual base salary, also payable over a twelve-month period. The Senior Executive Severance Plan or a participant’s participation in the Senior Executive Severance Plan may be terminated by the Company upon twelve months notice, with some limitations. An executive who was covered by both an agreement or other arrangement providing benefits in the nature of severance and by the Senior Executive Severance Plan, will be entitled to receive benefits under whichever provides for greater benefits, but not both.

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Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Equity Incentive Plan

In conjunction with the Combination, STERIS Corporation amended and restated its 2006 Long-Term Equity Incentive Plan (“2006 Plan”) and the 2006 Plan was assumed by the Company, all effective November 2, 2015. Also in connection with the Combination, all outstanding 2006 Plan awards in respect of STERIS Corporation Common Shares were converted into equity awards for the same number of STERIS Ordinary Shares, par value ten pence per share, with the other terms and conditions of the awards remaining the same. The 2006 Plan was subsequently amended and restated with the approval of the Company’s shareholders effective August 2, 2016.

The Board has paramount authority for administration of the Plan. This authority has been largely delegated to the Board’s Compensation Committee. The Plan also permits certain delegations to be made to or by the Chief Executive Officer with respect to matters not impacting Directors or executive officers.

The 2006 Plan authorizes the issuance or grant of various stock and stock related incentives, including stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, performance shares and other stock awards and other awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise based on or related to, the Company’s shares or factors that may influence the value of its shares. Awards may be made to employees and non-employee directors. As of May 31, 2018, after giving effect to the Company’s regular annual equity award grants made on that date, there were approximately four million four hundred nine thousand and four hundred seventy-two (4,409,472) ordinary shares remaining available for grant under the 2006 Plan. The aggregate 2006 Plan available share limit is reduced by the number of: (1) shares purchased pursuant to an option exercise, regardless of whether shares are tendered in payment of the option price; (2) shares withheld by STERIS to satisfy tax withholding obligations; and (3) shares covered by SARs to the extent the SAR is exercised and settled in shares, whether or not shares are actually issued upon exercise. Also, shares that are repurchased by STERIS with option right proceeds will not increase the aggregate Plan share limit described above. The 2006 Plan provides that the number of shares underlying awards that expire or are forfeited will not reduce the number of shares available for issuance under the Plan.

Repricing of options and SARs is prohibited under the 2006 Plan without shareholder approval. The 2006 Plan also provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of STERIS Shares on the date of grant. Beginning with the 2019 fiscal year, stock options and SARs granted to executive officers and other managers will have an exercise price of 110% of the fair market value of STERIS shares on the grant date.

Plan awards are made upon such terms as the Compensation Committee (or its delegate) may approve and are set forth in an evidence of award. Stock option awards to employees generally vest and become nonforfeitable in increments of 25% per year over a four year period, with full vesting four years after the date of grant. Restricted stock awards to employee recipients generally cliff vest on the fourth anniversary of the grant date if the recipient remains in continuous employment through that date. However, certain employees who are grantees of restricted stock and have attained age 55 and been employed for at least 5 years at the time of the grant or meet these criteria during the term of the grant, may be subject to annual installment vesting rules over the four year period. Also, beginning with fiscal 2019 awards, employees who have at least 25 years of service at the time of grant or satisfy this requirement during the term of the grant, may be subject to annual installment vesting rules over the four year period.

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Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

In general, upon termination of an award recipient’s employment, the nonvested portions of his or her stock option grants, restricted stock awards, and other equity incentive awards are immediately forfeited. However, unvested option grants and restricted stock awards will become vested and nonforfeitable upon an optionee’s death while employed and unvested restricted stock units and other equity incentive awards may be modified by the Company to give the award recipient the benefit of the award or unit through the date of death. Also, stock option and stock appreciation rights held by persons who are age 55 and have at least 5 years of service at termination may be exercisable for an extended period equal to the remaining term of the award. These extended exercise provisions are contingent upon the grantee remaining in Good Standing (as defined in the 2006 Plan) and not dying prior to expiration of the term, and are subject to the other 2006 Plan terms. If a recipient fails to remain in Good Standing, any outstanding stock options, restricted stock awards and other equity incentive compensation awards may be forfeited.

The 2006 Plan provides for “double trigger” vesting. Under these provisions, outstanding unvested equity awards will not vest upon a change in control unless the participant does not receive a qualifying replacement award. To qualify as a replacement award, the award must satisfy a number of criteria, including a requirement that the value of the replacement award be at least equal to the value of the award being replaced. The Board or Compensation Committee, as constituted immediately prior to the change in control, determines in its sole discretion whether the criteria have been satisfied. If a participant receives a qualifying replacement award, accelerated vesting will occur only to the extent the participant’s employment is terminated by the participant for Good Reason (as defined in the 2006 Plan) or by his or her employer other than for Cause or other Detrimental Activity (as defined in the 2006 Plan), within two years after the change in control. In general a change in control includes any of the following: the acquisition by any person or group of 25% or more of the combined voting power of the Company’s outstanding voting stock; certain changes in the composition of a majority of the Board membership; the consummation of certain reorganizations, mergers or consolidations or disposition of all or substantially all of the assets of the Company or certain other business transactions involving the Company; or approval by the shareholders of a complete liquidation or dissolution of the Company. The Combination did not constitute a change in control under the 2006 Plan.

In connection with the grant of stock options, restricted stock, restricted stock units and stock appreciation rights under the 2006 Plan, optionees and other award recipients agree to restrictive covenants which may include non-competition, non-interference and non-disclosure. If the recipient breaches any of these covenants, in addition to any other remedies we may have, awards then held by the recipient and stock then held that was received pursuant to awards may be forfeited.

Management Incentive Compensation Plan

STERIS maintains a Management Incentive Compensation Plan (“MICP”) covering most management employees of the Company and its subsidiaries. The CEO and all other senior executives who were executive officers at the beginning of fiscal 2018, including all of the named executive officers, were covered by the Senior Executive Management Incentive Compensation Plan, as described below, for fiscal 2018 and did not participate in the MICP in fiscal 2018. Senior executives excluded in fiscal 2018 from participation in the MICP will participate therein in fiscal 2019.

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The MICP provides annual incentive compensation to participants based upon achievement of financial and other objectives. Each MICP participant is assigned annually a “target” bonus based upon his or her position and level of responsibility within the Company. The target bonus is an amount equal to the percentage of the participant’s base salary that he or she would receive as a bonus if all of the objectives established for, or otherwise applicable to, the participant are achieved. Achievement is determined generally utilizing Company-wide financial metrics and financial objectives. If the objectives are exceeded, a larger bonus may be payable. If the objectives are not attained, a smaller bonus or no bonus may be payable. In no case will the bonus payable to a participant exceed a cap of 200% of his or her target bonus. Generally, a participant is not entitled to a bonus in respect of a particular fiscal year unless he or she has remained in the employ of the Company through the end of that fiscal year, except to the extent a bonus payment may be otherwise contractually required.

Bonus payments are at the discretion of the Company’s Compensation Committee, which administers the MICP. The Compensation Committee reserves the discretion to modify, limit or deny any benefits that may otherwise be payable.

Senior Executive Management Incentive Compensation Plan

The Company also maintained a Senior Executive Management Incentive Compensation Plan (“SEMICP”) during fiscal 2018. For fiscal year 2018, the SEMICP covered the Company’s CEO and all persons who were Company executive officers at the beginning of fiscal 2018, including all named executive officers. At the beginning of fiscal 2018, the Compensation Committee established a maximum payment amount for each named executive officer based upon Adjusted Net Income, as well as specific annual performance objectives including financial objectives based upon EBIT and free cash flow and the formula for determining the amount of incentive compensation payable based upon achievement of specified performance objectives for such fiscal year. The Compensation Committee also established in respect of the specific performance objectives minimum levels of achievement below which no payment would be made, and a target achievement level and a maximum level of achievement (cap) for which performance would be rewarded. SEMICP details for fiscal 2018 are described in the Compensation Discussion and Analysis section of this Proxy Statement in “Incentive Compensation”. The Committee retains the discretion to reduce the amount of any incentive compensation that would be otherwise payable to a participant (including to reduce such amount to zero) or otherwise modify the award amounts, subject to SEMICP limitations. The Compensation Committee was required to determine, as soon as reasonably practicable after the end of the fiscal year, the maximum amount payable based upon the Adjusted Net Income performance objective and to determine the amount of incentive compensation payable, and to document such determinations. The maximum incentive compensation that may be paid to a participant under the SEMICP in respect of any fiscal year may not exceed the lesser of two and one-half (2  1/2) times the participant’s annual base salary or $2,500,000, subject to additional limitations based upon Adjusted Net Income for fiscal 2018. The SEMICP has been terminated effective for the 2019 fiscal year; participants therein for fiscal 2018 will be participants in the MICP for fiscal 2019.

Service Agreement

Dr. Adrian Coward is employed by Synergy Health Limited (“Synergy”) under a Service Agreement, as amended on November 2, 2015, pursuant to which he serves as Senior Vice President, Healthcare Specialty Services. The Service Agreement is terminable by either party on three months prior written notice or Synergy may elect to pay salary in lieu of notice. Severance payments made under the

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Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Senior Executive Severance Plan will be treated as satisfying Service Agreement obligations to make payments in lieu of notice, and the Senior Executive Severance Plan, in which Dr. Coward participates, also provides that if a participant is entitled to severance payments under the Plan and any other arrangement with STERIS or an affiliate, he will be entitled to severance benefits under whichever provides the greater benefits, but not both. The Service Agreement also provides for the payment of salary, discretionary bonus, car allowance and a pension contribution, as well as life insurance and health insurance coverage. Because of recent changes in U.K. law, Dr. Coward is now receiving a pension allowance in lieu of a portion of the pension contribution. Dr. Coward is also subject to restrictions under the Service Agreement and other agreements regarding confidentiality, noncompetition and non-solicitation of employees and suppliers.

TABLES OF PAYMENT ESTIMATES

Introduction

The tables that follow estimate and summarize the potential payments and benefits under compensation and benefit plans and contractual agreements to which the named executive officers are a party or a participant that may be realizable by each of the named executive officers in the event of a termination of employment and/or change in control under the circumstances described in the footnotes and column headings to the tables, as supplemented by the narrative descriptions of agreements and/or plans addressing or containing provisions relating to change in control and/or termination payments and benefits. These narrative descriptions are found under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control” above beginning on page 58.

Excluded Amounts

The amounts shown in the tables that follow do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, and distributions of plan balances under our 401(k) plan.

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Walter M Rosebrough, Jr.(1)

The table below describes those benefits to which Mr. Rosebrough would have been entitled under the Company’s Senior Executive Severance Plan (“Senior Executive Severance Plan”) and his equity awards under various scenarios, including change in control scenarios, as of March 30, 2018.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)
Severance Payment	$865,000	$0	$0	$1,730,000
Stock Options(3)	$0	$6,801,058	$0	$6,801,058
Restricted Stock(3)	$0	$3,878,454	$0	$3,878,454
Pro-Rata Bonus Payment	$979,962	$0	$0	$979,962
Medical and Dental Benefits	$11,119	$0	$0	$11,119
Totals	$1,856,081	$10,679,513	$0	$13,400,594

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 30, 2018. The stock price used is the closing price of $93.36 on March 29, 2018, the last trading day before the assumed termination and Change in Control date.

(2)	Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Rosebrough will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Rosebrough’s actual bonus for fiscal 2018 is $979,962. The proration is 100% because the assumed termination date is the fiscal year end.

(3)	All outstanding unvested equity awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. Values attributable to accelerated vesting for stock options and restricted stock are shown in the first and third “Change in Control” columns. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting.

(4)	Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Rosebrough will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Rosebrough’s actual bonus for 2018 is $979,962. The proration is 100% because the assumed termination date is the fiscal year end.

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Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Michael J. Tokich(1)

The table below describes those benefits to which Mr. Tokich would have been entitled under the Company’s Senior Executive Severance Plan (“Senior Executive Severance Plan”) and his equity awards under various scenarios, including change in control scenarios, as of March 30, 2018.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)
Severance Payment	$475,000	$0	$0	$950,000
Stock Options(3)	$0	$1,585,860	$0	$1,585,860
Restricted Stock(3)	$0	$2,446,032	$0	$2,446,032
Pro-Rata Bonus Payment	$345,493	$0	$0	$345,493
Medical and Dental Benefits	$15,654	$0	$0	$15,654
Totals	$836,147	$4,031,892	$0	$5,343,039

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 30, 2018. The stock price used is the closing price of $93.36 on March 29, 2018, the last trading day before the assumed termination and Change in Control date.

(2)	Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Tokich will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Tokich’s actual bonus for fiscal 2018 is $345,493. The proration is 100% because the assumed termination date is the fiscal year end.

(3)	All outstanding unvested equity awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. Values attributable to accelerated vesting for stock options and restricted stock are shown in the first and third “Change in Control” columns. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting.

(4)	Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Tokich will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Tokich’s actual bonus for 2018 is $345,493. The proration is 100% because the assumed termination date is the fiscal year end.

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Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Daniel A Carestio(1)

The table below describes those benefits to which Mr. Carestio would have been entitled under the Company’s Senior Executive Severance Plan (“Senior Executive Severance Plan”) and his equity awards under various scenarios, including change in control scenarios, as of March 30, 2018.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)
Severance Payment	$450,000	$0	$0	$900,000
Stock Options(3)	$0	$730,410	$0	$730,410
Restricted Stock(3)	$0	$1,867,200	$0	$1,867,200
Pro-Rata Bonus Payment	$215,778	$0	$0	$215,778
Medical and Dental Benefits	$17,339	$0	$0	$17,339
Totals	$683,117	$2,597,610	$0	$3,730,727

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 30, 2018. The stock price used is the closing price of $93.36 on March 29, 2018, the last trading day before the assumed termination and Change in Control date.

(2)	Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Carestio will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Carestio’s actual bonus for fiscal 2018 is $215,778. The proration is 100% because the assumed termination date is the fiscal year end.

(3)	All outstanding unvested equity awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. Values attributable to accelerated vesting for stock options and restricted stock are shown in the first and third “Change in Control” columns. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting.

(4)	Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Carestio will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Carestio’s actual bonus for 2018 is $215,778. The proration is 100% because the assumed termination date is the fiscal year end.

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Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

J. Adam Zangerle(1)

The table below describes those benefits to which Mr. Zangerle would have been entitled under the Company’s Senior Executive Severance Plan (“Senior Executive Severance Plan”) and his equity awards under various scenarios, including change in control scenarios, as of March 30, 2018.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)
Severance Payment	$365,000	$0	$0	$730,000
Stock Options(3)	$0	$717,560	$0	$717,560
Restricted Stock(3)	$0	$1,657,327	$0	$1,657,327
Pro-Rata Bonus Payment	$215,552	$0	$0	$215,552
Medical and Dental Benefits	$11,119	$0	$0	$11,119
Totals	$591,671	$2,374,887	$0	$3,331,558

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 30, 2018. The stock price used is the closing price of $93.36 on March 29, 2018, the last trading day before the assumed termination and Change in Control date.

(2)	Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Zangerle will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Zangerle’s actual bonus for fiscal 2018 is $215,552. The proration is 100% because the assumed termination date is the fiscal year end.

(3)	All outstanding unvested equity awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. Values attributable to accelerated vesting for stock options and restricted stock are shown in the first and third “Change in Control” columns. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting.

(4)	Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Zangerle will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Zangerle’s actual bonus for 2018 is $215,552. The proration is 100% because the assumed termination date is the fiscal year end.

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Adrian V. Coward(1)

The table below describes those benefits to which Dr. Coward would have been entitled under the Company’s Senior Executive Severance Plan (“Senior Executive Severance Plan”) and his equity awards under various scenarios, including change in control scenarios, as of March 30, 2018.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)
Severance Payment	$429,634	$0	$0	$859,268
Stock Options(3)	$0	$162,900	$0	$162,900
Restricted Stock(3)	$0	$842,854	$0	$842,854
Pro-Rata Bonus Payment	$302,206	$0	$0	$302,206
Medical and Dental Benefits	$1,822	$0	$0	$1,822
Totals	$733,662	$1,007,576	$1,822	$2,169,050

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 30, 2018. The stock price used is the closing price of $93.36 on March 29, 2018, the last trading day before the assumed termination and Change in Control date. Severance payments and medical and dental benefits have been calculated using the average dollar/pound exchange rate for the month of March, 2018.

(2)	Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Dr. Coward will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Dr. Coward’s actual bonus for fiscal 2018 is $302,206. The proration is 100% because the assumed termination date is the fiscal year end.

(3)	All outstanding unvested equity awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. Values attributable to accelerated vesting for stock options and restricted stock are shown in the first and third “Change in Control” columns. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting.

(4)	Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Dr. Coward will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Dr. Coward’s actual bonus for 2018 is $302,206. The proration is 100% because the assumed termination date is the fiscal year end.

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Executive Compensation: CEO Pay Ratio

CEO Pay Ratio

In accordance with Item 402(u) of SEC Regulation S-K, we have calculated our CEO pay ratio for our 2018 fiscal year. The Company and its subsidiaries have worldwide operations and employ approximately 11,800 people in 33 countries, with approximately 7,200 of our employees in the United States and 4,600 outside the United States.

Measurement Date

Our median employee was identified from the population of all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries (other than the CEO) as of January 1, 2018, as described below. In identifying the median employee, we did not exclude persons who became employees by virtue of acquisitions during the year.

De Minimis Exception

We are permitted to exclude employees outside the United States so long as the total number of excluded employees does not exceed 5% of the total Company group employee population. The decision regarding which employee populations to exclude was based primarily upon size of the local workforce. As a result, we gathered information from the following countries, which had a total workforce of approximately 11,270, or more than 95%, of our total employee population:

Brazil	France	Mexico
Canada	Ireland	Netherlands
China	Italy	United Kingdom
Finland	Malaysia	United States

The following countries, which had a total workforce of 531 and a per country workforce as noted, were excluded:

Australia	2	India	24	Slovenia	24
Austria	2	Japan	5	South Africa	23
Belgium	7	Jordan	1	Spain	50
Costa Rica	74	Russian Federation	1	Switzerland	23
Czech Republic	46	Saudi Arabia	2	Thailand	66
Germany	135	Singapore	26	Turkey	1
Greece	1	Slovakia	15	United Arab Emirates	3

Consistently Applied Compensation Measure (“CACM”)

As permitted by the regulations, which allow the median employee to be determined based upon any consistently applied compensation measure, we used federal taxable earnings (generally base wages, overtime pay, and cash bonuses and incentives) as reported by the relevant payroll processing systems for calendar year 2017 as our CACM. Earnings were translated to the U.S. dollar equivalent based upon average exchange rates in effect during calendar year 2017.

We endeavored to exclude all employees whose employment terminated before January 1, 2018 and their compensation and were able to do so with respect to most of the employee groups, including our

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Executive Compensation: CEO Pay Ratio

largest employee bases in the United States and United Kingdom. However, we extracted data on an anonymous basis from approximately 25 payroll systems applicable to employees in the covered countries, not all of which currently provide the ability to exclude terminated employees from reporting using our chosen CACM. We also did not annualize compensation of newly hired full- and part-time employees who worked for us for less than the full calendar year.

Methodology and Pay Ratio

After identifying the median employee as described above, the median employee’s annual total compensation was calculated in the same manner as the CEO’s annual total compensation is calculated in the 2018 Summary Compensation Table except that as permitted by the regulations the employer paid portion of the employee’s health and dental insurance coverage was added to the employee’s compensation. The CEO’s annual total compensation below is the same as appears in that Table except that the employer paid portion of the CEO’s health and dental insurance coverage was added to the CEO’s compensation. As illustrated in the following table and based upon the considerations discussed above, we estimate that our fiscal 2018 CEO to median employee pay ratio is 97:1.

CEO to Median Employee Pay Ratio

	CEO		Median Employee
Annual Total Compensation	$5,214,605		$54,283
CEO to Median Employee Pay Ratio	96	:	1

We note that, due to our permitted use of reasonable estimates and assumptions in preparing this CEO pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this CEO pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for the Company. Neither the Compensation Committee nor management of the Company use the pay ratio measure in making compensation decisions.

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NON-EMPLOYEE DIRECTOR COMPENSATION

Description of Director Compensation for Fiscal 2018

Non-employee Directors are compensated by the Company for their service as such for each term of office. Company employees serving as Directors are not compensated for their service as Directors.

For the 2017-18 term of office, the Chairman of the Board was paid a retainer of $340,000 and each other non-employee Director was paid a retainer of $240,000. The 2017-18 retainers were paid in full at the beginning of the term. Retainer fees are fully vested immediately upon payment, regardless of the form in which paid.

Absent an election to the contrary, all but $40,000 of the retainer fee was payable as follows for the 2017-18 term of office: $65,000 in cash ($105,000 for the Chairman), $67,500 in stock options ($97,500 for the Chairman) and $67,500 in career restricted stock units (“CRSUs”) ($97,500 for the Chairman). However, a Director was permitted to elect to receive all or a part of the cash or option portions of the fee in STERIS shares or CRSUs and to elect to receive the CRSU portion of the fee in STERIS shares, and certain Directors made these elections. The remaining $40,000 of the retainer fee payable to each Director for the 2017-18 term of office (other than Sir Duncan Nichol) was paid as follows: $20,000 in stock options and $20,000 in CRSUs. CRSUs are restricted stock units, with each unit representing a share of the Company’s stock. In the case of Sir Duncan Nichol, the remaining $40,000 of the retainer fee was paid in CRSUs.

Generally, new Directors will receive the same amount of retainer fees as incumbent Directors, but the available forms of payment will be limited until such time as the Director has satisfied the Company’s Non-Employee Director Stock Ownership Guidelines (see “Non-Employee Director Stock Ownership Guidelines” at page 72). Under these limitations a new Director will receive a retainer fee of $65,000 in cash but may elect to receive CRSUs in lieu of all or a portion of the cash. The remaining $175,000 of the Director’s retainer fee will be payable in CRSUs.

The number of CRSUs or STERIS shares a Director is entitled to receive for each annual term will be determined based upon the dollar amount of the retainer fees elected to be received in CRSUs or STERIS shares, respectively and the STERIS per share closing price on the NYSE on the effective date of grant. The number of options a Director is entitled to receive is determined based upon a Black-Scholes calculation, and the option price is the NYSE grant date closing price. A Director’s CRSUs will be settled in STERIS shares six months after the cessation of the Director’s Board service. Directors will be paid cash dividend equivalents on their CRSUs as dividends are paid on STERIS shares.

The following Committee Chair fees were paid for the 2017-2018 terms of office: Audit Committee Chair—$20,000; Compliance, Compensation, and Nominating and Governance Committee Chairs—$15,000 each. These fees are payable in cash. Meeting attendance fees are payable to each Director at a rate of $1,000 per meeting for each Board meeting and assigned Committee meeting attended in excess of 20 during the annual term. A meeting fee of $1,000 was paid to one Board Member for the 2016-17 term of office in fiscal 2018. The extent and amount of meeting fees, if any, for the 2017-18 term of office are not calculable at this time; any fees due will be paid later in fiscal 2019.

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Non-Employee Director Compensation: Description of Director Compensation for Fiscal 2018

Director Compensation Table for Fiscal 2018

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Career Restricted Stock Units $(4)	All Other Compensation ($)(5)	Total ($)
Richard C. Breeden	15,000	—	79,213	152,455	—	246,668
Cynthia L. Feldmann	65,000	67,432	79,213	19,919	—	231,564
Dr. Jacqueline B. Kosecoff	65,000	134,950	18,095	19,919	—	237,964
David B. Lewis	85,000	—	18,095	154,955	—	258,050
Sir Duncan K. Nichol	65,000	—	—	174,961	—	239,961
Dr. Mohsen M. Sohi	65,000	67,432	79,213	19,919	—	231,564
Dr. Richard M. Steeves	80,000	—	79,213	87,437	—	246,650
John P. Wareham	105,000	—	106,385	117,445	—	328,830
Loyal W. Wilson	16,000	64,931	79,213	87,437	—	247,581
Dr. Michael B. Wood	65,000	—	79,213	87,437	—	231,650

(1)	These dollar amounts represent the portion of the annual retainer fee paid in cash for the 2017-2018 annual term for all Directors. These dollar amounts also include fees paid for attendance at assigned meetings in excess of 20 meetings in the 2016-2017 annual term, plus chair fees, where applicable, for the 2017-18 annual term.

(2)	These dollar amounts reflect the closing sales price per share of the Company’s stock on the New York Stock Exchange Composite Tape on the effective date of the grant.

(3)	These dollar amounts reflect the grant date fair value of stock options granted in fiscal 2018 under FASB ASC Topic 718. The grant date fair value of an award is determined utilizing assumptions discussed in Notes to our financial statements for the fiscal year ended March 31, 2018. The grant date fair value estimate for these stock option awards in accordance FASB ASC Topic 718 equaled the compensation cost recognized by the Company during fiscal 2018.

(4)	These dollar amounts reflect the closing sales price per share of the Company’s stock on the New York Stock Exchange Composite Tape on the effective date of the grant.

(5)	The aggregate amount of perquisites and other personal benefits did not exceed $10,000 in fiscal 2018 for any of the listed Directors.

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NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board’s non-employee director stock ownership guidelines (the “guidelines”), require that each non-employee Director own Company Ordinary Shares with a value of at least six (6) times the cash portion of the annual Director fees payable to the Director (determined before giving effect to any election by the Director to receive fees in a different form).The cash portion of the annual Director fees for the 2017-18 term of office was $105,000 for the Chairman and $65,000 for each of the other non-employee Directors (determined before giving effect to any election by the Director to receive fees in other forms). A new Director has a period of five years from the date of initial appointment or election to satisfy the guidelines. For purposes of the guidelines, all shares held beneficially directly or indirectly by a Director and all career restricted stock units (“CRSUs”), if any, held by a Director will be counted; however, stock options are not be counted for guideline purposes. Based upon the number of shares and CRSUs held by each of our Directors as of April 30, 2018 and our share price of $94.52 per share as of the close of business on such date, each of our then current Directors, other than Director Sir Duncan K. Nichol, satisfied the guidelines as of such date. Sir Duncan has until November 2, 2020 to satisfy the guidelines.

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Ownership of Voting Securities: 5% Owners

OWNERSHIP OF VOTING SECURITIES

5% Owners

The following table shows certain information with respect to all persons known by STERIS to beneficially own more than five percent of the Company’s outstanding Ordinary Shares, based on 84,675,826 Ordinary Shares outstanding as of April 30, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Janus Henderson Group plc Janus Capital Management LLC Perkins Investment Management LLC INTECH Investment Management Geneva Capital Management LLC 201 Bishops Gate EC2M 3AE United Kingdom	7,991,373	(1)	9.44%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	7,184,409	(2)	8.48%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,107,850	(3)	8.39%
Wellington Management Group LLP Wellington Group Holdings LLP Wellington Investment Advisors Holdings LLP Wellington Management Company LLP 280 Congress Street Boston, MA 02210	5,874,925	(4)	6.94%

(1)	Based solely upon information contained in an Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2018, which Schedule specifies that Janus Henderson Group plc (“Janus Henderson”) has an indirect 97.11% ownership stake in INTECH Investment Management (“Intech”) and a 100% ownership stake in each of the following: Janus Capital Management LLC (“Janus Capital”), Perkins Investment Management LLC (“Perkins”) and Geneva Capital Management LLC (“Geneva” and together with Janus Capital and Perkins, the “Asset Managers”), Henderson Global Investors Limited, Janus Henderson Investors Australia Institutional Funds Management Limited and Henderson Global Investors North America Inc., and that due to the structure, holdings for all of the entities are aggregated for purposes of the filing, and that as a result of its role as advisor or sub-advisor to managed portfolios, Janus Capital may be deemed to be the beneficial owner of 7,312,454 shares, Perkins may be deemed to be the beneficial owner of 90 shares, Intech may be deemed to be the beneficial owner of 108,900 shares, and Geneva may be deemed to be the beneficial owner of 569,929 shares, but that none of the Asset Managers has the right to receive dividends or the proceeds of sale of the shares and disclaims any ownership associated with such rights.

(2)	Based solely upon information contained in an amended Schedule 13G filed with the Securities and Exchange Commission on January 29, 2018, which Schedule specifies that BlackRock Inc.

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Ownership of Voting Securities: Stock Ownership of Directors and Executive Officers

has sole voting power with respect to 6,842,955 of these shares, shared voting power with respect to none of these shares and sole dispositive power with respect to 7,184,409 of these shares and shared dispositive power with respect to none of these shares.

(3)	Based solely upon information contained in an amended Schedule 13G filed with the Securities and Exchange Commission on February 7, 2018, which Schedule specifies that The Vanguard Group, Inc. has sole voting power with respect to 44,895 of these shares, shared voting power with respect to 11,013 of these shares, sole dispositive power with respect to 7,058,570 of these shares and shared dispositive power with respect to 49,280 of these shares.

(4)	Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018, which Schedule specifies that Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP each have sole voting power with respect to 0 shares, shared voting power with respect to 4,593,677 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 5,874,925 shares, and that Wellington Management Company LLP has sole voting power with respect to 0 shares, shared voting power with respect to 4,348,712 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 5,182,266 shares.

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of our Ordinary Shares by each director of the Company, each nominee for election as director, each of the named executive officers and all directors, nominees, and executive officers of the Company as a group, as of April 30, 2018, unless otherwise indicated below.

	Number of Shares Beneficially Owned as of April 30, 2018(1)
Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of April 30, 2018	Total Stock- Based Ownership
Walter M Rosebrough, Jr.(3)	117,076	360,420	477,496
Michael J. Tokich	50,956	122,500	173,456
Daniel A. Carestio	20,000	25,000	45,000
J. Adam Zangerle	27,846	37,002	64,848
Dr. Adrian V. Coward	22,399	2,500	24,899
Richard C. Breeden	97,181	34,271	131,452	(4)
Cynthia L. Feldmann	7,996	13,986	21,982
Dr. Jacqueline B. Kosecoff(3)	41,570	31,140	72,710
David B. Lewis	6,684	10,399	17,083
Sir Duncan K. Nichol	0	0	0
Dr. Nirav R. Shah	0	0	0
Dr. Mohsen M. Sohi	21,693	29,136	50,829
Dr. Richard M. Steeves	536,469	7,839	544,308
John P. Wareham	31,560	40,342	71,902
Loyal W. Wilson	29,156	27,774	56,930
Dr. Michael B. Wood	26,131	32,358	58,489
All Directors, Nominees, and Executive Officers as a group (23 persons)	1,100,855	920,006	2,020,861

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Ownership of Voting Securities: Stock Ownership of Directors and Executive Officers

(1)	As of April 30, 2018, (a) none of our directors and executive officers beneficially owned 1% or more of our outstanding Ordinary Shares and (b) the directors, nominees and executive officers of the Company as a group beneficially owned approximately 2.36% of the outstanding Ordinary Shares (including shares subject to stock options exercisable by them within 60 days after April 30, 2018).

(2)	Included are (a) Ordinary Shares beneficially owned outright; (b) restricted Ordinary Shares; (c) Ordinary Shares held in the Company’s 401(k) plan; and Ordinary Shares held through trusts. Except as otherwise provided in the following footnotes, all listed Beneficial Owners have sole voting power and sole investment power as to the Ordinary Shares listed in this column.

(3)	With respect to the Ordinary Shares listed in the first column, the following Beneficial Owners have shared voting power and shared investment power: Mr. Rosebrough as to 43,806 Ordinary Shares; Dr. Kosecoff as to 41,570 Ordinary Shares; and Dr. Steeves as to 207,550 Ordinary Shares.

(4)	Mr. Breeden has disclaimed beneficial ownership of 1,359 of the shares, which shares are held by Breeden Partners LLP.

	Total Number of Shares Beneficially Owned by and CRSUs of Non-Employee Directors as of April 30, 2018
Name of Beneficial Owner	Total Stock-Based Ownership(1)	CRSUs	Total Stock Based Ownership Including CRSUs
Richard C. Breeden	131,452	11,278	142,730
Cynthia L. Feldmann	21,982	5,341	27,323
Dr. Jacqueline B. Kosecoff	72,710	3,076	75,786
David B. Lewis	17,083	12,362	29,445
Sir Duncan K. Nichol	0	3,919	3,919
Dr. Nirav R. Shah	0	0	0
Dr. Mohsen M. Sohi	50,829	231	51,060
Dr. Richard M. Steeves	544,308	1,959	546,267
John P. Wareham	71,902	8,360	80,262
Loyal W. Wilson	56,930	12,461	69,391
Dr. Michael B. Wood	58,489	4,321	62,810

(1)	All numbers are from column 3 of the table that immediately precedes this table.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on Company records and information, including a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, the Company believes that all filing requirements applicable to directors, executive officers, and greater than 10% shareholders under Section 16(a) of the Exchange Act for the fiscal year ended March 31, 2018 were complied with on a timely basis, except as follows: The Company filed a Form 4 on behalf of Dr. Kosecoff on August 11, 2017 which incorrectly reflected the types and amounts of equity awards she received on August 9, 2017 in payment of her retainer fees for her 2017-2018 term of office as Director. This error was not discovered until several weeks later. An amended Form 4 that correctly reflected Dr. Kosecoff’s equity awards for the term was then filed on her behalf by the Company on October 3, 2017.

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SHAREHOLDER NOMINATIONS OF DIRECTORS AND NOMINEE CRITERIA

The Nominating and Governance Committee will consider director nominations timely made by shareholders pursuant to the requirements of our Articles referred to in the “Shareholder Proposals” section of this Proxy Statement. Any such proposal must also comply with the other provisions contained in our Articles, portions of which are summarized below. Such summary is qualified by reference to, and is subject to, the Articles. Any proposals that do not meet the requirements set forth in our Articles, the Exchange Act (and the rules and regulations thereunder) or the Act will be declared out of order and will not be considered at the 2019 Annual General Meeting of Shareholders.

Shareholder recommendations for candidates to be nominees for election to the Board of Directors should be in writing, sent in a timely manner in accordance with the Articles (as summarized in the “Shareholder Proposals” section of this Proxy Statement) and should comply with the provisions of the Company’s Articles and contain all the information required by our Articles and all information listed below, which information must be updated by the shareholder(s) as of the record date for the meeting not later than three days after the record date for the meeting.

The Articles governing shareholder proposals or time for receiving them shall not be deemed to affect any rights of shareholders to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Certain Required Information Regarding the Recommending Shareholder

1.	The name and address of the shareholder and its “Member Associated Persons” (as defined in the Articles) recommending the proposed director nominee for consideration as that information appears on our records, the class and number of shares owned directly and indirectly by the shareholder and its Member Associated Persons;

2.	Any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder(s) and such Member Associated Persons, if any, have the right to vote any class or series of shares of the Company;

3.	Any rights to dividends on the shares of the Company owned beneficially by such shareholder(s) and such Member Associated Persons, if any, that are separated or separable from the underlying shares of the Company;

4.	Any significant equity interests or any derivative instruments or short interests in any principal competitor of the Company held by such shareholder(s), and such Member Associated Persons, if any;

5.	Any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such shareholder(s) and such Member Associated Persons, if any, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder(s), and such Member Associated Persons, if any, with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company;

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Shareholder Nominations of Directors and Nominee Criteria: Information Regarding the Nominee Director

Information Required Regarding the Nominee Director

6.	All information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

7.	A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder(s) and any Member Associated Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under SEC Regulation S-K if the shareholder(s) making the nomination and any Member Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

8.	A written questionnaire with respect to the background and qualifications of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (a) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed therein, including without limitation any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a Director of the Company, with such individual’s fiduciary and other Director’s duties under applicable law, (b) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Director that has not been disclosed therein, (c) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply, with all applicable corporate governance, conflict of interest, confidentiality, stock ownership, and trading policies and guidelines of the Company publicly disclosed from time to time and (d) irrevocably submits his or her resignation as a director effective upon a finding by a court of competent jurisdiction that such person has breached such written representation and agreement.

There are no specific, defined, qualifications or specific qualities or skills that are necessary for director candidates to possess. In evaluating proposed director nominees, the Nominating and Governance Committee will consider such factors as it deems appropriate, consistent with the Board’s Governance Guidelines, and other factors identified from time to time by the Board of Directors. The Nominating and Governance Committee will consider the entirety of each proposed director nominee’s credentials. As a general matter, the Committee will consider factors such as personal and professional ethics, integrity, commitment, judgment, independence, possible conflicts of interest, experience, diversity of background, availability, comparison of the approach of incumbent members of the Board of Directors, and ability to represent the interests of all shareholders, not just those of a particular philosophy or constituency.

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Shareholder Nominations of Directors and Nominee Criteria: Information Regarding the Nominee Director

The Nominating and Governance Committee will consider all information provided that it deems is relevant to a proposed director nominee’s nomination as a director of the Company. Following such consideration, the Committee may seek additional information regarding, and may request an interview with, any proposed director nominee whom it wishes to continue considering.

Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the proposed director nominee to the Board of Directors. The Committee will consider proposed director nominees recommended by shareholders on the same basis as proposed director nominees from other sources, subject to the procedures described herein and in the Company’s Articles, as amended from time to time.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. Candidates may be recommended by current members of the Board of Directors, third-party search firms or shareholders. The Nominating and Governance Committee generally does not consider recommendations for director nominees submitted by other constituencies. In order to preserve its impartiality, the Nominating and Governance Committee will not consider any recommendations from shareholders that are not submitted in accordance with the procedures set forth above.

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SHAREHOLDER PROPOSALS

In response to matters submitted by shareholders for consideration at special or annual meetings of shareholders, the Nominating and Governance Committee shall designate one or more members of management to review properly submitted proposals and to obtain all necessary information to allow management designees to present the shareholder proposal to the Nominating and Governance Committee for further consideration. Upon submission of a shareholder proposal to the Nominating and Governance Committee, the Committee will evaluate and make recommendations, as appropriate, to the Board of Directors, with respect to the proposal. This evaluation by the Nominating and Governance Committee may include, without limitation, consideration of (a) the appropriateness of the proposal, (b) applicable requirements of our Articles, as amended from time to time, (c) legal requirements, including requirements under applicable laws and regulations, (d) whether the shareholder proposal previously has been submitted to shareholders for a vote, and if so, the vote received for and against the proposal, (e) the best interests of all shareholders, (f) the impact that implementation of the proposal would have on the overall operations of the business, (g) whether the proposal would result in appropriately accomplishing the goals and objectives described in the proposal, and (h) any other considerations that the Nominating and Governance Committee may deem appropriate. The process of evaluation may include communication directly with the shareholder proponent by the Nominating and Governance Committee or the management designees, as the Nominating and Governance Committee may deem appropriate.

Shareholder Proposals for the 2019 Annual General Meeting of Shareholders

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2019 annual general meeting must submit their proposals to the Company’s registered office at Rutherford House Stephensons Way, Chaddesden, Derby, England, DE21 6LY United Kingdom, Attention: the Secretary. The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2019 Annual Meeting of Shareholders is expected to be February 11, 2019. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

In accordance with the Company’s Articles and the ownership thresholds set forth in the Act, and without prejudice to the rights of a shareholder of record under applicable law, in order to nominate a candidate for election as a director or properly bring other business before the 2019 annual general meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to the Company’s registered office at Rutherford House Stephensons Way, Chaddesden, Derby, England, DE21 6LY United Kingdom, Attention: the Secretary, not earlier than the close of business on the one hundred and twentieth (120th) calendar day nor later than the close of business on the ninetieth (90th) calendar day prior to the first anniversary of the preceding year’s annual general meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Articles (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than April 2, 2019 and no later than May 2, 2019. However, if the date of such annual general meeting is more than 30 calendar days before or more than 60 calendar days after the first anniversary of the preceding year’s annual general meeting, notice by the shareholder must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the ninetieth (90th) calendar day prior to such annual general meeting and (ii) the fifth (5th) calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company provided that

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Shareholder Proposals: Shareholder Proposals for the 2018 Annual General Meeting of Shareholders

in no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of such a member’s notice.

Shareholders’ Rights to Call a General Meeting and Requests for Website Statement

In addition to the SEC and Articles processes described above, our shareholders have the right to call a meeting of our shareholders. Section 303 of the Act generally requires the directors to call a general meeting once we have received requests to do so from shareholders representing at least 5% of our issued paid-up shares entitled to vote at a general meeting. The Act generally prohibits shareholders of a U.K. public limited company from passing written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the Act and cannot be waived by our shareholders.

Under Section 338 of the Act, shareholders representing at least 5% of holders entitled to vote on a resolution at an annual general meeting may require the Company to include such resolution in its notice of an annual general meeting. Such a request, made by the requisite number of shareholders, must be received by the Company not later than six weeks before the annual general meeting of shareholders.

Under Section 527 of the Act, shareholders meeting the threshold requirements set out in that Section have the right to require the Company to publish a statement on a website setting out any matter relating to the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) for the fiscal year ending March 31, 2018 or any circumstance connected with an auditor of the Company ceasing to hold office since the last Annual General Meeting that the shareholders propose to raise at the next Annual General Meeting of the Company. The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with sections 527 or 528 of the Act. Where the Company is required to place a statement on a website under section 527 of the Act, it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the Annual General Meeting will include any statement that the Company has been required under section 527 of the Act to publish on a website.

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MISCELLANEOUS MATTERS

There are no miscellaneous matters.

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ANNUAL REPORT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 31, 2018

This Proxy Statement, our Annual Report to Shareholders of the Company for the fiscal year ended March 31, 2018, which includes financial statements of the Company for the fiscal year then ended, the Company’s U.K. Annual Report and Accounts, including Director Remuneration Report, are available free of charge at www.proxyvote.com if you are a shareholder of record. The Proxy Materials are also available free of charge in the “Online IR Kit” in the “Shareholder Resources” section of http://steris-ir.com.

Multiple Shareholders Sharing an Address

We are allowed to deliver a single copy of proxy materials, including the Notice of Internet Availability of Proxy Materials, to a household at which two or more shareholders reside when we believe those shareholders are members of the same family. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs. If, at any time, you no longer wish to participate in “householding,” please notify your broker or contact Broadridge Financial Solutions, Inc. (“Broadridge”) by calling toll-free at 866-540-7095, or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or write us at Investor Relations, STERIS plc, c/o 5960 Heisley Road, Mentor, Ohio 44060. You can also contact Broadridge at the phone number above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

For information on how to obtain directions to be able to attend the 2018 Annual General Meeting and vote in person, please contact Investor Relations at Julie_Winter@Steris.com.

By Order of the Board of Directors,

J. ADAM ZANGERLE

Secretary

June 12, 2018

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APPENDIX A

NON-GAAP MEASURES AND RECONCILIATION

Non-GAAP Financial Measures. Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Twelve months ended March 31, (unaudited)
	Net Income attributable to shareholders		Diluted EPS
	2018	2017	2018	2017
GAAP	$290,915	$109,965	$3.39	$1.28
Adjustments:
Impact of the U.S. Tax Cuts and Jobs Act*	(13,597)
Net impact of adjustments after tax**	78,309	213,498
Net EPS impact			0.76	2.48
Adjusted	$355,627	$323,463	$4.15	$3.76

*	Represents the re-measurement of U.S. deferred tax balances and the related taxation of unremitted earnings of non-U.S. subsidiaries along with a one-time special employee bonus paid to most U.S. employees.

**	The tax expense (benefit) includes both the current and deferred income tax impact of the adjustments.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement    A-1

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Twelve Months Ended March 31,
	2018	2017
	(Unaudited)	Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$457,632	$424,086
Purchases of property, plant, equipment, and intangibles, net	(165,457)	(172,901)
Proceeds from the sale of property, plant, equipment, and intangibles	2,094	4,846
Free Cash Flow	$294,269	$256,031

A-2    Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

STERIS plc RUTHERFORD HOUSE STEPHENSONS WAY, CHADDESDEN, DERBY, ENGLAND, DE21 6LY UNITED KINGDOM (COMPANY NUMBER 09257343)

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Please Note: The cut off for voting by proxy is 4:00 A.M. Eastern Daylight Time (9:00 A.M. British Summer Time) on July 29, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Please Note: The cut off for voting by proxy is 4:00 A.M. Eastern Daylight Time (9:00 A.M. British Summer Time) on July 29, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to arrive by 4:00 A.M. Eastern Daylight Time (9:00 A.M. British Summer Time) on July 29, 2018, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

401(K) PLAN PARTICIPANTS

Your voting instructions must be received no later than 11:59 P.M. Eastern Daylight Time on July 25, 2018. Use any of the voting methods above to submit your voting instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E30405-P95070	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERIS plc
The Board of Directors recommends you vote “For” for all of the following proposals (all proposals are ordinary resolutions):

1.	Re-election of Directors
	Nominees:		For	Against	Abstain

	1a.	Richard C. Breeden	☐	☐	☐
	1b.	Cynthia L. Feldmann	☐	☐	☐
	1c.	Dr. Jacqueline B. Kosecoff	☐	☐	☐
	1d.	David B. Lewis	☐	☐	☐
	1e.	Sir Duncan K. Nichol	☐	☐	☐
	1f.	Walter M Rosebrough, Jr.	☐	☐	☐
	1g.	Dr. Nirav R. Shah	☐	☐	☐
	1h.	Dr. Mohsen M. Sohi	☐	☐	☐
	1i.	Dr. Richard M. Steeves	☐	☐	☐
	1j.	Loyal W. Wilson	☐	☐	☐
	1k.	Dr. Michael B. Wood	☐	☐	☐
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2019.		☐	☐	☐

		For	Against	Abstain

3.	To appoint Ernst & Young LLP as the Company’s U.K. statutory auditor under the Act to hold office until the conclusion of the Company’s next Annual General Meeting.	☐	☐	☐
4.	To authorize the Directors of the Company or the Audit Committee to determine the remuneration of Ernst & Young LLP as the Company’s U.K. statutory auditor.	☐	☐	☐
5.

To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in the Company’s proxy statement dated June 12, 2018.

		☐	☐	☐
6.

To approve, on a non-binding advisory basis, the Director Remuneration Report for the period ended March 31, 2018 contained within the Company’s U.K. annual report and accounts for the year ended March 31, 2018.

		☐	☐	☐
7.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

NOTE: A corporation may execute a form of proxy under the hand of a duly authorized officer, director, attorney or other person. Any power of attorney or any other authority under which this proxy form is signed (or a duly certified copy of such power or authority) must be included with the proxy form. A shareholder may appoint more than one proxy to attend on the same occasion, but only one proxy may be appointed in respect of any one share. The appointment of a proxy shall not preclude a shareholder from attending and voting at the meeting or at any adjournment of it; however, if the shareholder votes at the meeting or adjournment, the shareholder’s proxy will be automatically revoked. A form of proxy shall be valid for any adjournment of the meeting. Please sign exactly as name above, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date
V.1.1

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual General Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy/voting instruction card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to

be held on July 31, 2018:

The Notice and Proxy Statement and Fiscal 2018 Annual Report and Annual Report and Accounts for the Year

Ending March 31, 2018 are available at www.proxyvote.com.

Sign and date the proxy/voting instruction card on the reverse side.
Please fold and detach proxy card at perforation before mailing.

E30406-P95070

STERIS plc

STOCKHOLDER’S PROXY AND VOTING INSTRUCTION CARD

ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 31, 2018

This Proxy is solicited by the Board of Directors

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) Walter M Rosebrough, Jr., Michael J. Tokich, J. Adam Zangerle and Ronald E. Snyder, and each of them, with full power of substitution, as proxies (the “Proxies”), and authorize the Proxies to represent such shareholder(s) and to vote all the ordinary shares in STERIS plc which the stockholder(s) would be entitled to vote, in the manner directed on the reverse side of this card, on Proposals 1 through 6. The shares represented by this proxy, when executed properly, will be voted in the manner directed. If direction is not given but the card is properly executed, this proxy will be voted “For” the election of all nominees under Proposal 1 and “For” all other Proposals, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

SPECIAL INFORMATION for participants in the STERIS Corporation 401(k) Plan (“Plan”): This proxy also provides voting instructions for shares held on the record date for the Annual General Meeting by Vanguard Fiduciary Trust Company (“Vanguard”),* as trustee of the Plan. If you are a participant in the Plan, this paragraph (and not the paragraph above) applies with respect to voting the Plan shares. By marking and returning this card, you will direct Vanguard (i) how to vote the shares of Ordinary Stock allocated to your account in the Plan and (ii) how to vote a portion of the shares of Ordinary Stock allocated to the accounts of other participants in the Plan who have not submitted voting instructions by the voting deadline. If Vanguard receives your properly marked and executed card on or before 11:59 P.M. Eastern Daylight Time on July 25, 2018, Vanguard will vote these shares in the manner directed by you. If direction is not received or not received until after 11:59 P.M. Eastern Daylight Time on July 25, 2018, Vanguard will vote these Plan shares in the same proportion as the final aggregate vote of the Plan participants who submitted timely votes on the matter.

This proxy is solicited on behalf of the Board of Directors pursuant to a separate Notice of 2018 Annual General Meeting and Proxy Statement dated June 12, 2018, receipt of which is hereby acknowledged. OUR BOARD OF DIRECTORS CONSIDERS THAT ALL THE RESOLUTIONS TO BE PUT TO THE MEETING ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AS A WHOLE. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “For” FOR EACH RESOLUTION.

THIS PROXY AND VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

*Vanguard Fiduciary Trust Company, in its capacity as trustee or custodian, has appointed Broadridge as agent to tally the vote.

V.1.1